UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2004

LNR PROPERTY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-13223	65-0777234
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1601 Washington Avenue, Suite 800, Miami Beach, Florida	33139
(Address of principal executive offices)	(Zip Code)

(305) 695-5500

(Registrant’s telephone number, including area code)

N/A

(Former name of former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

LNR Property Corporation is filing this Form 8-K, which includes our consolidated balance sheets as of November 30, 2003 and 2002, and the related consolidated statements of earnings, comprehensive earnings, stockholders’ equity and cash flows for each of the three years in the period ended November 30, 2003. These financial statements, as originally filed in Item 8 of our 2003 Annual Report on Form 10-K, have been restated for comparative purposes pursuant to the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to reflect the reclassification as discontinued operations of several operating properties disposed of or classified as held for sale on or after December 1, 2003.

SFAS No. 144 addresses the financial accounting and reporting for the impairment and disposal of long-lived assets. We adopted SFAS No. 144 effective for periods beginning after November 30, 2002. SFAS No. 144 requires us to present all operating properties classified as held for sale separately on our balance sheets, and all properties sold or classified as held for sale as discontinued operations in our statements of earnings. Prior periods are to be restated for comparative purposes. The adoption of this statement did not impact our net earnings. It did, however, impact the presentation of our financial position and operating results. Specifically, each time we sell a property or classify it as held for sale, we are required to restate our statement of earnings for the current year, as well as prior years, for comparability purposes.

These financial statements also reflect an update of our basic earnings per share calculations as a result of the adoption of a new accounting standard, Emerging Issues Task Force (“EITF”) Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share,” which we adopted for the quarter ended August 31, 2004 and retroactively applied to all prior periods presented herein.

This filing does not update our disclosures in our Form 10-K except for the reclassification of certain balances as described above, the proposed sale transaction described in Note 21 to the financial statements (which was previously disclosed in our Report on Form 8-K, dated August 29, 2004), and to update our basic earnings per share calculations to reflect the adoption of EITF No. 03-6. Information regarding LNR Property Corporation since the filing of the Form 10-K, appears in our reports filed under the Securities Exchange Act of 1934.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

As more fully discussed in Item 7 of our 2003 Form 10-K, SFAS No. 144 requires that we reclassifiy prior periods financial results and reflect as discontinued operations the results of real estate operations that we sell or hold for sale. Because selling properties is a regular part of our business, we believe that this reclassification in accordance with SFAS No. 144 makes it difficult to determine and evaluate from our statements of earnings the performance of our real estate properties business. Thus, we have previously provided Management’s Discussion and Analysis of Financial Condition and Results of Operations on a basis that combines the results of operations with regard to properties that we have sold or held for sale and that are reflected in our statements of earnings as discontinued operations with the operating income from properties we continue to own which are not classified as held for sale. Our management uses this combined information in evaluating the performance of the real estate properties business, and believes investors may find the information helpful for this purpose as well.

Our results of operations on a combined basis are unchanged from the results originally presented in Item 7 of our Form 10-K.

The “As Reported” results originally reflected in our 2003 Form 10-K have been updated in the accompanying financial statements to give effect to sales of real estate operations occurring from December 1, 2003 to August 31, 2004 or for assets held for sale at August 31, 2004. The reclassification of results of operations giving effect to sales of real estate or for assets held for sale resulted only in a reclassification of related rental income, interest income, cost of rental operations, depreciation expense, interest expense and income tax to “(Loss) earnings from operating properties sold or held for sale, net of tax” in the accompanying statements of earnings for all periods presented. Additionally, the impact to the balance sheets presented in our 2003 Form 10-K after giving effect to sales of real estate from December 1, 2003 to August 31, 2004 or for assets held for sale at August 31, 2004 resulted only in a reclassification of amounts related to such properties from several balance sheet accounts to “Assets held for sale” or “Liabilities related to assets held for sale.”

Item 8. Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

LNR Property Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheets of LNR Property Corporation and subsidiaries (the “Company”) as of November 30, 2003 and 2002 and the related consolidated statements of earnings, comprehensive earnings, stockholders’ equity and cash flows for each of the three years in the period ended November 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LNR Property Corporation and subsidiaries at November 30, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 20 to the consolidated financial statements, in connection with the adoption of Statement of Financial Accounting Standards No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets, effective December 1, 2002, the accompanying consolidated financial statements have been recast to conform to the provisions of such standard.

DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida

February 25, 2004, except for Notes 1, 7, 8, 10, 11, 13, 14, 18, 20 and 21 as to which the date is December 15, 2004

LNR PROPERTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	As of November 30,
	2003	2002
Assets
Cash and cash equivalents	$29,667	5,711
Restricted cash	23,732	2,524
Investment securities	900,334	1,127,313
Mortgage loans, net	462,545	430,255
Operating properties and equipment, net	483,407	471,652
Land held for investment	58,578	56,980
Investments in unconsolidated partnerships	426,576	360,981
Assets held for sale	159,829	311,735
Deferred income taxes	20,686	—
Other assets	67,660	67,723

Total assets	$2,633,014	2,834,874

Liabilities and stockholders’ equity
Liabilities:
Accounts payable	$10,402	12,451
Accrued expenses and other liabilities	177,848	156,189
Deferred income taxes	—	43,032
Liabilities related to assets held for sale	96,305	245,230
Mortgage notes and other debts payable	1,296,536	1,250,094

Total liabilities	1,581,091	1,706,996

Minority interests	1,056	1,722

Commitments and contingent liabilities (Note 16)

Stockholders’ equity:
Common stock, $.10 par value, 150,000 shares authorized, 19,941 and 23,189 shares issued and outstanding in 2003 and 2002, respectively	1,994	2,319
Class B common stock, $.10 par value, 40,000 shares authorized, 9,775 and 9,784 shares issued and outstanding in 2003 and 2002, respectively	977	978
Additional paid-in capital	459,378	489,948
Retained earnings	538,799	510,204
Unamortized value of restricted stock grants	(28,890)	(7,077)
Accumulated other comprehensive earnings	78,609	129,784

Total stockholders’ equity	1,050,867	1,126,156

Total liabilities and stockholders’ equity	$2,633,014	2,834,874

See accompanying notes to consolidated financial statements.

LNR PROPERTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

	Years Ended November 30,
	2003	2002	2001
Revenues
Rental income	$75,076	79,175	93,803
Management and servicing fees	41,227	31,982	36,311

Total revenues	116,303	111,157	130,114

Other operating income
Equity in earnings of unconsolidated partnerships	51,974	46,361	75,152
Interest income	157,881	180,761	181,291
Gains on sales of:
Real estate	13,176	48,088	63,535
Unconsolidated partnership interests	3,568	3,428	746
Investment securities	52,667	47,221	9,717
Lease termination fee	15,115	—	—
Other, net	(1,055)	(1,258)	(818)

Total other operating income	293,326	324,601	329,623

Costs and expenses
Cost of rental operations	42,085	41,123	49,374
General and administrative	87,747	77,281	74,398
Depreciation	15,806	17,859	22,287
Impairment of long-lived asset	15,050	—	—
Minority interests	(226)	1,223	2,536
Interest	91,777	86,881	104,522
Loss on early extinguishment of debt	28,672	—	—

Total costs and expenses	280,911	224,367	253,117

Earnings from continuing operations before income taxes	128,718	211,391	206,620
Income taxes	42,547	69,337	71,798

Earnings from continuing operations	86,171	142,054	134,822

Discontinued operations:
(Loss) earnings from operating properties sold or held for sale, net of tax	(3,172)	1,824	291
Gains on sales of operating properties, net of tax	26,583	—	—

Earnings from discontinued operations	23,411	1,824	291

Net earnings	$109,582	143,878	135,113

(Continued)

See accompanying notes to consolidated financial statements.

LNR PROPERTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS – Continued

(In thousands, except per share amounts)

	Years Ended November 30,
	2003	2002	2001
Weighted average shares outstanding:
Basic—Common stock	19,508	23,662	23,382

Basic—Class B common stock	9,781	9,798	9,982

Diluted	30,718	34,649	34,916

Earnings per share from continuing operations:
Basic—Common stock	$3.04	4.37	4.17

Basic—Class B common stock	$2.74	3.94	3.75

Diluted	$2.81	4.10	3.86

Earnings per share from discontinued operations:
Basic—Common stock	$0.83	0.06	0.01

Basic—Class B common stock	$0.74	0.05	0.01

Diluted	$0.76	0.05	0.01

Net earnings per share:
Basic—Common stock	$3.87	4.43	4.18

Basic—Class B common stock	$3.48	3.99	3.76

Diluted	$3.57	4.15	3.87

See accompanying notes to consolidated financial statements.

LNR PROPERTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

(In thousands)

	Years Ended November 30,
	2003	2002	2001
Net earnings	$109,582	143,878	135,113

Other comprehensive earnings (loss), net of tax:
Unrealized gains (losses) on available-for-sale securities arising during the period	(42,099)	(50,088)	213,513
Less: reclassification adjustment for gains on available-for-sale securities included in net earnings	(21,919)	(33,586)	(4,436)
Unrealized gains (losses) on foreign currency translation	10,951	4,543	(120)
Unrealized gains (losses) on derivative financial instruments	1,892	1,500	(4,859)
Transition adjustment related to accounting for derivative financial instruments and hedging activities	—	—	4,388

Other comprehensive earnings (loss), net of tax	(51,175)	(77,631)	208,486

Comprehensive earnings	$58,407	66,247	343,599

See accompanying notes to consolidated financial statements.

LNR PROPERTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Unamortized Value of Restricted Stock Grants	Accumulated Other Comprehensive Earnings (Loss)	Total
	Shares	Amount	Shares	Amount
Balance at November 30, 2000	24,215	$2,422	9,999	$1,000	$516,516	$272,772	$(13,195)	$(1,071)	$778,444
Purchase and retirement of treasury stock	(300)	(30)	—	—	(4,509)	(1,611)	—	—	(6,150)
Restricted stock grants	15	1	—	—	267	—	(268)	—	—
Stock option exercises	465	46	—	—	1,703	—	—	—	1,749
Conversion of Class B common stock to common stock	50	5	(50)	(5)	—	—	—	—	—
Cash dividends - common stock	—	—	—	—	—	(1,214)	—	—	(1,214)
Cash dividends - Class B common stock	—	—	—	—	—	(449)	—	—	(449)
Amortization of unamortized value of restricted stock grants	—	—	—	—	—	—	3,190	—	3,190
Net earnings	—	—	—	—	—	135,113	—	—	135,113
Change in accumulated other comprehensive earnings (loss), net	—	—	—	—	—	—	—	208,486	208,486

Balance at November 30, 2001	24,445	2,444	9,949	995	513,977	404,611	(10,273)	207,415	1,119,169

Purchase and retirement of treasury stock	(1,909)	(191)	—	—	(28,355)	(36,628)	—	—	(65,174)
Restricted stock grants	—	—	—	—	—	—	—	—	—
Stock option exercises	442	44	—	—	2,999	—	—	—	3,043
Stock issued under Senior Officers Stock Purchase Plan	46	5	—	—	1,327	—	—	—	1,332
Conversion of Class B common stock to common stock	165	17	(165)	(17)	—	—	—	—	—
Cash dividends - common stock	—	—	—	—	—	(1,215)	—	—	(1,215)
Cash dividends - Class B common stock	—	—	—	—	—	(442)	—	—	(442)
Amortization of unamortized value of restricted stock grants	—	—	—	—	—	—	3,196	—	3,196
Net earnings	—	—	—	—	—	143,878	—	—	143,878
Change in accumulated other comprehensive earnings (loss), net	—	—	—	—	—	—	—	(77,631)	(77,631)

Balance at November 30, 2002	23,189	2,319	9,784	978	489,948	510,204	(7,077)	129,784	1,126,156

Purchase and retirement of treasury stock	(4,358)	(436)	—	—	(64,768)	(79,559)	—	—	(144,763)
Restricted stock grants	825	82	—	—	28,628	—	(28,710)	—	—
Stock option exercises	219	22	—	—	3,808	—	—	—	3,830
Stock issued under Senior Officers Stock Purchase Plan	57	6	—	—	1,762	—	—	—	1,768
Conversion of Class B common stock to common stock	9	1	(9)	(1)	—	—	—	—	—
Cash dividends - common stock	—	—	—	—	—	(988)	—	—	(988)
Cash dividends - Class B common stock	—	—	—	—	—	(440)	—	—	(440)
Amortization of unamortized value of restricted stock grants	—	—	—	—	—	—	6,897	—	6,897
Net earnings	—	—	—	—	—	109,582	—	—	109,582
Change in accumulated other comprehensive earnings (loss), net	—	—	—	—	—	—	—	(51,175)	(51,175)

Balance at November 30, 2003	19,941	$1,994	9,775	$977	$459,378	$538,799	$(28,890)	$78,609	$1,050,867

See accompanying notes to consolidated financial statements.

LNR PROPERTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended November 30,
	2003	2002	2001
Cash flows from operating activities:
Net earnings	$109,582	143,878	135,113
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	23,723	24,986	25,267
Deferred income tax (benefit) provision	(37,434)	3,989	(24,575)
Minority interests	(245)	1,222	2,536
Accretion of discount on investment securities and mortgage loans, net of writedowns	(1,856)	(35,653)	(23,618)
Amortization of deferred costs	9,954	6,237	5,744
Equity in earnings of unconsolidated partnerships	(51,974)	(46,361)	(75,152)
Distributions of earnings from unconsolidated partnerships	63,298	74,601	90,478
Interest received on investment securities in excess of income recognized	29,181	21,383	25,192
Impairment of long-lived asset	15,050	—	—
Loss on early extinguishment of debt	28,672	—	—
Deferred lease costs charged against lease termination fee	8,885	—	—
Gains on sales of real estate	(56,754)	(48,088)	(63,535)
Gains on sales of unconsolidated partnership interests	(3,568)	(3,428)	(746)
Gains on sales of investment securities	(52,667)	(47,221)	(9,717)
(Gains) losses on derivative financial instruments	(1,834)	1,053	954
Changes in assets and liabilities:
(Increase) decrease in other assets	(8,426)	31	(7,812)
Increase (decrease) in accounts payable and accrued liabilities	5,051	(25,498)	35,778

Net cash provided by operating activities	78,638	71,131	115,907

Cash flows from investing activities:
Operating properties and equipment:
Additions	(126,805)	(181,410)	(159,521)
Sales	127,872	209,943	158,445
Land held for investment:
Additions	(11,859)	(53,902)	(5,046)
Sales	13,284	34,594	29,662
Investments in unconsolidated partnerships	(84,397)	(124,834)	(84,870)
Proceeds from sales of unconsolidated partnership interests	15,224	—	—
Distributions of capital from unconsolidated partnerships	31,936	56,383	61,624
Purchase of mortgage loans held for investment	(293,921)	(113,203)	(72,062)
Proceeds from principal collections on mortgage loans held for investment	388,127	87,770	108,969
Purchase of investment securities	(380,713)	(412,678)	(271,584)
Proceeds from principal collections on and sales of investment securities	573,781	444,051	86,994
(Increase) decrease in restricted cash	(21,208)	79,431	(107)
Proceeds from sales and syndications of affordable housing partnership interests	33,840	37,229	63,653

Net cash provided by (used in) investing activities	265,161	63,374	(83,843)

(Continued)

LNR PROPERTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – Continued

(In thousands)

	Years Ended November 30,
	2003	2002	2001
Cash flows from financing activities:
Proceeds from stock option exercises and stock purchase plan sales	5,598	4,375	1,749
Purchase and retirement of treasury stock	(144,763)	(65,174)	(6,150)
Payment of dividends	(1,428)	(1,657)	(1,663)
Net distributions to minority partners in consolidated entities	(421)	(25,188)	(3,224)
Repurchase agreements and revolving credit lines	(456,600)	(11,177)	(211,704)
Senior subordinated notes:
Proceeds from borrowings	919,938	—	150,000
Principal and prepayment premium payments	(429,181)	—	—
Mortgage notes and other debts payable:
Proceeds from borrowings	37,662	114,017	202,230
Principal payments	(250,648)	(150,568)	(158,710)

Net cash used in financing activities	(319,843)	(135,372)	(27,472)

Net increase (decrease) in cash and cash equivalents	23,956	(867)	4,592
Cash and cash equivalents at beginning of year	5,711	6,578	1,986

Cash and cash equivalents at end of year	$29,667	5,711	6,578

(Continued)

See accompanying notes to consolidated financial statements.

LNR PROPERTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS – Continued

(In thousands)

	Years Ended November 30,
	2003	2002	2001
Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$94,036	90,385	103,488
Cash paid for taxes	$87,693	80,569	68,564
(Sale) purchase of partnership interests and (deconsolidation) consolidation of entities (currently) previously accounted for under the equity method:
Operating properties	$(25,363)	60,504	—
Land held for investment	(275)	—	—
Other assets	—	4,173	—
Other liabilities	88	—	—
Mortgage notes and other debts payable	—	(48,187)	—
Investments in unconsolidated partnerships	12,775	(6,560)	—

Cash (received) paid	$(12,775)	9,930	—

Supplemental disclosure of non-cash investing and financing activities:
Purchases of investment securities financed by seller	$20,873	—	28,508
Purchases of mortgage loans financed by seller	$18,255	55,375	73,280
Mortgage loans received on sales of operating properties	$101,688	12,190	50,488
Note receivable on sale of unconsolidated partnership interest	$—	8,685	—
Mortgage note assumed on purchase of operating property	$—	6,479	—

Supplemental disclosure of non-cash transfers:
Transfer of certain assets and liabilities to investments in unconsolidated partnerships:
Investment securities	$—	—	49,169
Mortgage notes and other debts payable	—	—	(39,490)
Other liabilities, net	—	—	(2,987)

Total net transfers to investments in unconsolidated partnerships	$—	—	6,692

See accompanying notes to consolidated financial statements.

LNR PROPERTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Organization, Business and Significant Accounting Policies

Description of Business

LNR Property Corporation, a Delaware corporation, was formed in June 1997. Including our subsidiaries, we operate a real estate investment, finance and management business which engages primarily in (i) acquiring, developing, repositioning, managing and selling commercial and multi-family residential real estate, (ii) investing in high-yielding real estate loans and acquiring at a discount portfolios of loans backed by commercial and multi-family residential real estate and (iii) investing in unrated and non-investment grade rated commercial mortgage-backed securities (“CMBS”) as to which we have the right to be the special servicer (i.e., to oversee workouts of under-performing and non-performing loans).

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include our accounts, those of our wholly-owned subsidiaries and certain other entities we are required to consolidate. We consolidate the assets, liabilities, and results of operations of entities (both corporations and partnerships) in accordance with Accounting Research Bulletin (“ARB”) No. 51, “Consolidated Financial Statements,” Statement of Financial Accounting Standards (“SFAS”) No. 94, “Consolidation of All Majority-Owned Subsidiaries – an amendment of ARB No. 51, with related amendments of Accounting Principles Board (“APB”) Opinion No. 18 and ARB No. 43, Chapter 12,” and the Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities,” as revised.

Variable interest entities (“VIEs”) are entities in which equity investors do not have a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. In accordance with FIN No. 46, we consolidate VIEs created after January 31, 2003, of which we are the primary beneficiary – those in which we have a variable interest or a combination of variable interests that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, based on an assessment performed at the time we become involved with the entity. We reconsider this assessment only if the entity’s governing documents or the contractual arrangements among the parties involved change in a manner that changes the characteristics or adequacy of the entity’s equity investment at risk, some or all of the equity investment is returned to the investors and other parties become exposed to expected losses of the entity, the entity undertakes additional activities or acquires additional assets beyond those that were anticipated at inception or at the last reconsideration date that increase its expected losses, or the entity receives an additional equity investment that is at risk, or curtails or modifies its activities in a way that decreases its expected losses.

For entities not deemed to be VIEs and for VIEs created before February 1, 2003, we consolidate those entities in which we own a majority of the voting securities or interests, except in those instances in which the minority voting interest owner effectively participates through substantive participative rights, as discussed in Emerging Issues Task Force (“EITF”) No. 96-16, “Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights.” Substantive participative rights include the ability to select, terminate, and set compensation of the investee’s management, if applicable, and the ability to participate in capital and operating decisions of the investee, including budgets, in the ordinary course of business.

We invest in organizations with varying structures, many of which do not have voting securities or interests, such as general partnerships, limited partnerships, and limited liability companies. In many of these structures, control of the entity rests with the general partners or managing members, while other members hold passive interests. The general partner or managing member may hold anywhere from a relatively small percentage of the total financial interests to a majority of the financial interests. For entities not deemed to be VIEs, where we serve as the sole general partner or managing member, we are considered to have the controlling financial interest and therefore the entity is consolidated, regardless of our financial interest percentage, unless there are other limited partners or investing members that effectively participate through substantive participative rights as outlined in EITF No. 96-16. In those circumstances where we, as majority owner, cannot cause the entity to take actions that are significant in the ordinary course of business, because such actions could be vetoed by the minority owner, we do not consolidate the entity.

When we consolidate entities, the ownership interests of any minority parties are reflected as minority interests. Entities which are not consolidated are accounted for by the equity method (when significant influence can be exerted by us), or the cost method.

All significant intercompany transactions and balances among consolidated entities and intercompany profits and/or losses with unconsolidated partnerships have been eliminated.

Earnings Per Share

We report earnings per share in accordance with SFAS No. 128, “Earnings per Share” and related EITF guidance. Because our Class B common stock can receive per share dividends equal to not more than 90% of the cash dividends declared and paid on our common stock, our Class B common stock is considered a participating security under EITF No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share” (“EITF No. 03-6”). Although this EITF was adopted for the quarter ended August 31, 2004, we are required to retroactively apply the two-class method in our basic earnings per share calculations. Accordingly, we have computed basic earnings per share using the two-class method, rather than the if-converted method. The two-class method for each period allocates the amount of undistributed earnings using a participation percentage which reflects the dividend rights of each class of common stock. Diluted earnings per share continues to be computed using the if-converted method, as described below.

Under SFAS No. 128, basic earnings per share is computed by dividing our allocable earnings for the period attributable to our classes of common stock by the weighted average number of shares outstanding during the period for each class of common stock. Diluted earnings per share is computed by dividing our earnings attributable to common stockholders for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares reflect the dilution that would occur if the issuance of common stock shared in our earnings for the following: conversion of Class B common stock into common stock, incremental common stock issuable upon the exercise of stock options and the issuance of stock under stock purchase plans, unvested restricted common stock and common stock issuable upon the conversion of convertible debt obligations under certain conditions. The dilutive impact of common stock equivalents is determined by applying the treasury stock method. See Note 8 for the reconciliation of the numerator and denominator of the basic and diluted earnings per share calculations for the years ended November 30, 2003, 2002 and 2001.

Comprehensive Earnings

We report our comprehensive earnings in accordance with SFAS No. 130, “Reporting Comprehensive Income,” which establishes standards for reporting and presenting comprehensive earnings and its components in a full set of financial statements. Comprehensive earnings consist of net income and other comprehensive earnings (loss), which are primarily unrealized gains and losses on available-for-sale securities, foreign currency translation and derivative financial instruments. Comprehensive earnings are presented separately in our consolidated statements of comprehensive earnings, net of taxes. The change in accumulated other comprehensive earnings (loss) is reflected in our consolidated statements of stockholders’ equity. SFAS No. 130 requires only additional disclosures in the consolidated financial statements; it does not affect our results of operations or financial position.

Business Segments

We report business segment information under the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” This statement establishes standards for reporting information about our operating segments and related disclosures about our products, services, geographic areas of operations and major customers. See Note 18 which provides further information.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Due to the short maturity period of cash equivalents, the carrying amount of these instruments approximates fair value.

Investment Securities

Investment securities, which consist principally of CMBS, are accounted for in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” This standard requires that debt and equity securities be classified as either trading, available-for-sale or held-to-maturity. At November 30, 2003 and 2002, none of our securities were held for trading purposes or held-to-maturity; all were classified as available-for-sale. Although we have the financial ability to hold our securities to their stated maturities, it is often advantageous for us to sell our securities as they get upgraded, or as the CMBS pools to which they relate pay down significantly and the securities get closer to economic maturity. Because we may choose to sell our securities prior to stated maturity, SFAS No. 115 requires that they be classified as available-for-sale. The cost of securities sold is based on the specific identification method.

Securities classified as available-for-sale are recorded at fair value. Certain of our securities are hedged for changes in fair value due to movements in interest rates through the use of interest rate swaps. Changes in fair value on available-for-sale securities that are due to interest rate movements on such hedged securities are recognized currently in income, and are offset against changes in fair value of the associated interest rate swaps in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Changes in fair value on available-for-sale securities that are not hedged are excluded from earnings and are reported in stockholders’ equity, net of the related tax effects, as a component of accumulated other comprehensive earnings (loss) until realized.

We account for interest income on securities using a level yield method in accordance with EITF No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” See further discussion of revenue recognition under Revenue and Other Operating Income Recognition. Changes in cash flow projections adjust the yield recognized on a prospective basis. If the projected cash flows on a particular security become subject to significant uncertainty, the security is accounted for using the cost recovery method in accordance with Practice Bulletin (“PB”) No. 6, “Amortization of Discounts on Certain Acquired Loans.” Under the cost recovery method, we record no interest income and apply all cash received to reduce the amortized cost of such securities until such time as we are able to project cash flows with greater certainty.

Unrealized losses that are other than temporary are recognized in earnings. For investment securities accounted for in accordance with EITF No. 99-20, unrealized losses are considered to be other than temporary if the present value of the currently estimated total cash flows related to the security is less than the present value of the previous quarter’s estimated total cash flows of that security, and the decline in the present value is due to adverse changes in the projected cash flows. For these securities, a loss is recognized to the extent by which the fair value of the security has declined below its amortized cost. For investment securities accounted for in accordance with PB No. 6, a loss is recognized to the extent that the total projected cash flows do not exceed the amortized cost of the security.

We typically seek to be the special servicer on CMBS transactions in which we invest. When we are called on to serve in this capacity, we earn special servicing fees from the related activities performed (primarily overseeing the workout of under-performing and non-performing loans). Special servicing fees are recognized when services have been rendered. We do not pay any consideration for the right to act as special servicer and we purchase the related CMBS at their fair value. Accordingly, we have not assigned a value to our special servicing rights. Consistent with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” these servicing rights are reflected in our consolidated financial statements at a zero basis. On an ongoing basis, we monitor the level of fees related to these special servicing rights to ascertain that a liability is not created.

Mortgage Loans, Net

Mortgage loans are accounted for in accordance with Statement of Position (“SOP”) No. 01-06, “Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others.” Under the provisions of SOP No. 01-06, loans for which we have the intent and ability to hold for the foreseeable future or until maturity or payoff should be recorded on the balance sheets as held for investment at outstanding principal adjusted for any chargeoffs, allowances, deferred fees or costs on originated loans and any unamortized premiums or discounts on purchased loans. Loans held for sale should be separately classified on the balance sheets and carried at the lower of cost or fair value. Since we have the intent and ability to hold our loans for the foreseeable future, we classify all of our mortgage loans as held for investment. These mortgage loans are accordingly carried at outstanding principal net of unaccreted discounts, which are accreted to income utilizing a methodology that results in a level yield. In the event that we decide to sell a loan previously classified as held for investment, that loan is reclassified to held for sale at the lower of cost or fair value, with the excess of cost over fair value, if any, recorded as a valuation allowance. If loans are reclassified to held for sale in the future, the determination of fair value will be based on discounting future cash flows using the current interest rates at which similar loans would be made, or will be estimated by us on the basis of financial or other information.

We provide an allowance for credit losses for mortgage loans that are considered to be impaired in accordance with SFAS No. 114 “Accounting by Creditors for Impairment of a Loan.” The allowance for losses is based on our evaluation of various factors, including our historical loss experience, fair value of the collateral, operating performance of the collateral, strength of the borrower, and other factors, and is charged to interest income. Realized credit losses on loans are deducted from the allowance when they occur. Any loan recoveries are recorded in earnings as a component of interest income when received. Loan acquisition costs, such as costs incurred in conducting our due diligence, are capitalized and amortized to earnings over the life of the loan.

Operating Properties and Equipment, Net and Land Held for Investment

Operating properties and equipment and land held for investment are recorded at cost. Depreciation for operating properties and equipment is calculated to amortize the cost of depreciable assets over their estimated useful lives using the straight-line method. The range of estimated useful lives for operating properties is 10 to 30 years and for furniture and fixtures is 2 to 5 years.

We account for long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, we adjust the carrying amount of the asset to its estimated fair value. For stabilized operating properties, fair value is determined by applying capitalization rates appropriate for the property’s age, type, condition and market to annualized property net operating income (rental income less cost of rental operations before commissions and non-operating expenses). For operating properties under development or repositioning, fair value is determined using discounted expected future cash flows. Due to uncertainties inherent in the valuation process and in the markets in which we operate, actual results could be materially different than those which were currently expected in determining fair value.

Allocation of Purchase Price to Acquired Assets

Effective December 1, 2002, we allocate the purchase price of acquired real estate properties in accordance with SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” The purchase price of acquired real estate property is allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, including above-market, below-market, and in-place leases, based on their relative fair values. Our estimates of fair value are made using methods similar to those used by independent appraisers (e.g., discounted cash flows).

The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and tenant improvements based on management’s determination of the relative fair values of these assets. Factors we consider in determining fair value include an estimate of carrying costs during the hypothetical expected lease-up periods and costs to execute similar leases, including commissions, legal and other related costs. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses. We will also consider information obtained about each property as a result of our pre-acquisition due diligence activities.

The fair value of the intangible assets and liabilities for above-market and below-market in-place leases is based on the present value of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of the market lease rates measured over a period equal to the remaining non-cancelable term of each lease. The fair value of the intangible assets for in-place leases considers lost rentals at market rates during the hypothetical expected lease-up periods and avoided leasing costs to execute similar leases.

We amortize the capitalized above-market lease values (classified as “Other Assets”) as a reduction of rental income over the remaining non-cancelable terms of the respective leases. We amortize the below-market lease values (classified as “Accrued Expenses and Other Liabilities”) as an increase to rental income over the non-cancelable terms and any fixed-rate renewal periods of the respective leases. We amortize the value of in-place leases to expense over the non-cancelable terms of the respective leases. In no event does the amortization period for intangible assets and liabilities exceed the remaining depreciable life of the building. For leases terminated prior to their stated expiration, all unamortized amounts relating to such leases are written off. As of November 30, 2003, we have recorded no intangibles related to the acquisition of real estate properties. See additional discussion below under New Accounting Pronouncements.

Assets Held for Sale

In the normal course of our business, we acquire, develop, redevelop, or reposition real estate properties, and then dispose of those properties when we believe they have reached optimal values. In accordance with SFAS No. 144, after November 30, 2002, we reflect the historical operating results of properties sold or held for sale as well as our gain on sale from these properties as discontinued operations in our consolidated statements of earnings and their assets and liabilities as “held for sale” in our consolidated balance sheets for periods prior to their sale. The activities related to these real estate properties are reported in our real estate properties segment. See New Accounting Pronouncements and Note 20 for additional discussion.

We generally classify properties as held for sale when, among other things, management commits to a plan to sell a property that is available for immediate sale in its present condition and the completion of the sale of the asset is probable within one year. Assets held for sale are reported at the lower of their carrying amount or fair value less costs to sell, and are not depreciated once they have been specifically identified as held for sale.

Derivative Financial Instruments

In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and related interpretations, we record each derivative instrument as either an asset or liability on the consolidated balance sheets at its fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship.

We periodically enter into derivative financial instruments, primarily interest rate swap agreements, to hedge unpredictable changes in asset values related to movements in interest rates on a portion of our available-for-sale securities. These derivative instruments are reported on the consolidated balance sheets at fair value, and changes in the fair value of these derivative instruments are recognized in earnings. Changes in the fair value of the hedged available-for-sale securities attributable to movements in interest rates are also recognized in earnings.

We also periodically enter into interest rate swap agreements to manage our interest costs and hedge against risks associated with changing interest rates on certain of our debt obligations. These derivative instruments are reported on the consolidated balance sheets at fair value. The effective portion of the unrealized gain or loss on these derivatives is reported in stockholders’ equity, net of the related tax effect, as a component of accumulated other comprehensive earnings (loss), and the ineffective portion is recognized as other operating income in the consolidated statements of earnings.

In accordance with SFAS No. 133, certain criteria must be met before an interest rate swap or other derivative instrument is accounted for as a hedge. This includes formal documentation at hedge inception of (i) the hedging relationship and our risk management objective and strategy for undertaking the hedge and (ii) an indication that the hedging relationship is expected to be highly effective in hedging the designated risk during the term of the hedge. Effectiveness is tested periodically, and at least quarterly.

Our derivative instruments are not leveraged or held-for-trading purposes. See Note 5 for further discussion of derivative financial instruments and hedging activities.

Foreign Currency

The assets and liabilities held by our foreign investments with a functional currency other than U.S. dollars are translated into U.S. dollars at exchange rates in effect at the end of each reporting period. Foreign entity revenue and expenses are translated into U.S. dollars at the average rates that prevailed during the period. The resulting net translation gains and losses are reported as foreign currency translation adjustments, net of the related tax effect, in stockholders’ equity as a component of accumulated other comprehensive earnings (loss). Realized foreign currency gains and losses and changes in the value of foreign currency monetary assets and liabilities are included in the determination of net earnings and are reported as other operating income.

Revenue and Other Operating Income Recognition

Rental income is recognized when rent is due from tenants. For leases that provide rent concessions or fixed escalations over the lease term, rental income is recognized on a straight-line basis over the terms of the respective leases. Contingent rents are not recognized until realized.

Management fees are recognized in income in the period in which the services are performed and collectibility is reasonably assured.

In accordance with EITF No. 99-20, we estimate all cash flows attributable to an investment security on the date the security is acquired. The amount by which estimated cash flows exceed the initial investment is recognized as interest income over the life of the security using the effective interest method. Changes in expected cash flows result in prospective adjustments to interest income, in accordance with APB Opinion No. 20, “Accounting Changes.”

Interest income for mortgage loans held for investment is comprised of interest received plus the accretion of discount between the carrying value and unpaid principal balance using a methodology that results in a level yield.

Revenues from sales of real estate (including operating properties and land held for investment) and unconsolidated partnership interests are recognized in accordance with the provisions of SFAS No. 66, “Accounting for Sales of Real Estate,” when the profit is determinable and the earnings process is virtually complete.

Transfers of investment securities are accounted for as sales under the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” providing that we have surrendered control over the transferred securities and to the extent that we received consideration other than beneficial interests in the transferred securities.

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting carrying values and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

Stock-Based Compensation

At November 30, 2003, we had one stock-based employee compensation plan and one senior officer stock purchase plan, which are described more fully in Note 14. We grant stock options and restricted stock to certain officers, employees and directors. Stock options are granted for a fixed number of shares with an exercise price not less than the fair value of the shares at the dates of grant. In addition, the Board of Directors may authorize us to enter into agreements with senior officers to sell shares of our common stock to the senior officers in installments over a period of time for the market price of the common stock when the agreements are entered into. As permitted by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” and SFAS No. 123, “Accounting for Stock-Based Compensation,” we continue to apply the accounting provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, with regard to our equity compensation plan and stock purchase plan. No stock-based employee compensation cost relative to these plans is reflected in net income as all options granted and stock purchase agreements entered into under these plans had an exercise/purchase price not less than the market value of the underlying common stock on the date of grant/agreement. Upon the issuance of restricted stock, we record deferred compensation expense as a reduction of stockholders’ equity equal to the number of shares granted multiplied by the fair value of the stock at the date of grant. The deferred compensation expense is amortized to earnings over the vesting period. An illustration of the effect on net income and net earnings per share if we had applied the fair value recognition provisions of SFAS No. 148 and SFAS No. 123 is presented in Note 14.

Affordable Housing Communities

We create or enter into partnerships that hold interests in multi-family residential real estate properties that are eligible for affordable housing tax credits granted under Section 42 of the Internal Revenue Code. We sell the tax credits generated from these properties through syndications of partnership interests. We typically retain a small interest in the partnerships and provide certain limited guarantees to the investors. We also may agree to provide tax compliance and other services on behalf of the investors, for which we receive fees.

We follow the provisions of SFAS No. 66, “Accounting for Sales of Real Estate,” when accounting for syndications of partnership interests related to affordable housing communities. Interests in these partnerships are syndicated either while the property is in development, or after it is fully developed and leased. The total proceeds from the syndication of partnership interests related to fully developed properties are received at the time of syndication, and therefore profit is recognized at that time to the extent that proceeds exceed our basis in the partnership interests sold plus any required reserves for guarantees. Proceeds from the syndication of partnership interests related to properties in development may be subject to minor modification after the date of syndication. Proceeds to be received generally depend on the amount of tax credits granted, which is only determined once the property is fully developed. Since the total proceeds to be received by us for these partnership interests are not definite at the date of syndication but ownership of the interests has transferred, we apply the cost recovery method in accounting for these sales. Gains are recognized to the extent that cash receipts exceed our basis in the partnership interests syndicated plus any required reserves for guarantees.

We provide certain limited guarantees to the purchasers of these partnership interests. In accordance with Paragraph 25 of SFAS No. 66, we recognize profit as outlined above because our loss of profit from guarantees is limited by the terms of the sales contract. In those instances where we provide operating guarantees that are of limited duration, the profit we recognize on syndication is reduced by our expected exposure to loss, calculated in accordance with SFAS

No. 66. In those instances where we provide non-operating guarantees, or provide operating guarantees for an extended duration, the profit we recognize on syndication is reduced by our maximum exposure to loss as specified in the agreements, regardless of the likelihood that we will have to perform under these guarantees.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that the cost of an acquired enterprise allocated to goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. Additionally, SFAS No. 142 requires that the costs of an acquired enterprise be allocated to intangible assets, including above-market, below-market, and in-place leases of operating properties, and that such costs be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment. We adopted the provisions of SFAS No. 142 in 2003. The adoption of SFAS No. 142 did not have a material effect on our results of operations or financial position.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized as an asset with an offsetting liability in the period in which it is incurred if a reasonable estimate of fair value can be made. We adopted the provisions of SFAS No. 143 in 2003. The adoption of SFAS No. 143 did not have a material effect on our results of operations or financial position.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations – Reporting the Effects of a Disposal of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. This Statement also amends ARB No. 51, “Consolidated Financial Statements,” to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. As indicated in Note 20, we adopted the provisions of SFAS No. 144 effective December 1, 2002. SFAS No. 144 requires us to present all operating properties classified as held for sale after November 30, 2002, separately on our consolidated balance sheets, and the earnings from all properties sold or classified as held for sale after November 30, 2002, as results of discontinued operations in our consolidated statements of earnings. Prior periods are to be restated for comparative purposes. The adoption of this statement did not impact our net earnings. It did, however, impact the presentation of our financial position and operating results. Specifically, each time we sell a property or classify it as held for sale, we are required to reclassify our consolidated statements of earnings to reflect the application of SFAS No. 144 for the current year, as well as prior years, for comparability purposes.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires companies to recognize costs associated with exit (including restructuring) or disposal activities at fair value when the related liability is incurred rather than at the date of a commitment to an exit or disposal plan under prior practice. Costs covered by the standard include certain contract termination costs, certain employee termination benefits and other costs to consolidate or close facilities and relocate employees that are associated with an activity being exited or long-lived assets being disposed. The new requirements are effective prospectively for exit or disposal activities initiated after December 31, 2002, and were adopted by us on December 1, 2002. The adoption of SFAS No. 146 did not have a material effect on our results of operations or financial position.

In November 2002, the FASB issued FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others.” FIN No. 45 requires certain guarantees to be recorded at fair value and also requires significant new disclosures related to guarantees, even when the likelihood of making any payments under the guarantees is remote. FIN No. 45 generally applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying variable that is related to an asset, a liability, or an equity security of the guaranteed party. We adopted the new disclosure requirements of FIN No. 45 in 2003 (see Note 17). The initial recognition and measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of the initial recognition and measurement provisions of FIN No. 45 did not have a material effect on our results of operations or financial position.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities,” which is intended to clarify the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. In December 2003, the FASB issued a revision to FIN No. 46. FIN No. 46 requires us to consolidate variable interest entities (“VIEs”) of which we are the primary beneficiary – those in which we have a variable interest or a combination of variable interests that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, based on an assessment performed at the time we become involved with the entity. Reconsideration of this assessment is required under certain circumstances, which are outlined above in Basis of Presentation and Consolidation. An entity is considered to be a VIE subject to consolidation if either (i) the total equity investment at risk is not greater than the expected losses of the entity or (ii) as a group, the equity holders lack (a) the ability to participate in decisions about the entity’s activities through voting or similar rights, including proportionate voting and economic rights, (b) the obligation to absorb the expected losses of the entity, or (c) the right to receive the residual returns of the entity. We have adopted the provisions of FIN No. 46 for variable interests in VIEs created after January 31, 2003. The adoption of FIN No. 46 for variable interests in VIEs created after January 31, 2003 did not have a material effect on our results of operations or financial position. The FASB has deferred the effective date for variable interests in VIEs created before February 1, 2003, to our quarter ending May 31, 2004. We have made certain transitional disclosures required by FIN No. 46 in Note 19.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly. The Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The provisions of this Statement generally are to be applied prospectively only. We have adopted the provisions of SFAS No. 149 effective July 1, 2003. The adoption of SFAS No. 149 did not have a material effect on our results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or asset in some circumstances). This Statement is effective for financial instruments created or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. In November 2003, the FASB indefinitely deferred the effective date for the classification and measurement provisions of certain mandatorily redeemable noncontrolling interests under SFAS No. 150. We have adopted the provisions of SFAS No. 150 that are effective for the year ending November 30, 2003. The adoption of those provisions of SFAS No. 150 did not have a material effect on our results of operations or financial position.

In November 2003, the EITF reached a consensus on the disclosure provisions of EITF No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” EITF No. 03-1 requires that certain quantitative and qualitative disclosures be made for certain debt securities classified as available-for-sale under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. Debt securities within the scope of EITF No. 99-20, are not subject to these disclosure provisions. The disclosures are required for fiscal years ending after December 15, 2003, and accordingly we plan to adopt the disclosure provisions of EITF No. 03-1 for the year ending November 30, 2004.

Reclassifications

Certain reclassifications have been made to the prior year consolidated financial statements to conform to the current year presentation.

2. Restricted Cash

	November 30,
	2003	2002
	(In thousands)
Funds held in trust for asset purchases and development	$22,973	1,757
Tenant security deposits	759	767

	$23,732	2,524

Funds held in trust for asset purchases and development primarily represent bond proceeds to be used to fund future development costs, monies resulting from property exchange transactions under Section 1031 of the Internal Revenue Code to be used for future acquisitions, and escrow accounts.

3. Investment Securities

Investment securities consist of investments in unrated and non-investment grade rated portions of various issues of CMBS. In general, principal payments on each class of security are made in the order of the stated maturities of each class so that no payment of principal will be made on any class until all classes having an earlier maturity date have been paid in full. Each class of security is, in effect, subordinate to all classes with earlier maturities. The principal repayments on a particular class are dependent upon collections on the underlying mortgages, which are affected by prepayments, extensions and defaults. As a result, the actual maturity of any class of securities may differ from its stated maturity. We have already begun to receive principal payments from some of our securities, and some have matured entirely. At November 30, 2003, the stated maturities of our CMBS investments extended through 2062 and their weighted average coupon rates ranged from 1.85% to 20.60%. Our potential yield, however, may be substantially greater than the coupon rates, because we purchase our CMBS investments at substantial discounts from the face amounts.

Our investment securities are collateralized by pools of mortgage loans on commercial and multi-family residential real estate assets which are geographically dispersed. Concentrations of credit risk with respect to these securities are limited due to the diversity of the underlying loans across geographical areas and among property types. In addition, we only invest in securities when we can perform extensive due diligence analysis on the real estate supporting the underlying loans and when we have the right to be the special servicer for the entire securitization. As special servicer, we impact the performance of the securitization by using our loan workout and asset management expertise to resolve non-performing loans.

Because we may choose to sell our securities prior to stated maturity, SFAS No. 115 requires that they be classified as available-for-sale. SFAS No. 115 also requires that securities classified as available-for-sale be recorded at fair value with unrealized gains or losses, net of the related tax effects, reported in stockholders’ equity as a component of accumulated other comprehensive earnings (loss) until realized. At November 30, 2003 and 2002, the excess of fair value over amortized cost on our available-for-sale securities was $113.9 million and $213.1 million, respectively.

During the years ended November 30, 2003, 2002, and 2001, we wrote down our amortized cost by $0.9 million, $1.7 million, and $0.0 million, respectively, for other than temporary losses on securities accounted for in accordance with EITF No. 99-20. During the years ended November 30, 2003, 2002, and 2001, we wrote down our amortized cost by $17.8 million, $0.0 million, and $0.0 million, respectively, due to cash flow projections where we utilized the highest level of loss severity among possible outcomes on securities accounted for in accordance with PB No. 6.

Total fair value of our investment securities at November 30, 2003 and 2002 includes $373.0 million and $497.3 million, respectively, of investment securities pledged to creditors which can be repledged or sold by creditors under repurchase agreements (see Note 10 for description of repurchase agreements). Of the $527.4 million and $630.0 million of other investment securities at November 30, 2003 and 2002, respectively, $87.9 million and $116.1 million, respectively, have been pledged to creditors, but the counterparty does not have the right by contract or custom to repledge the securities. At November 30, 2003, the debt balance outstanding against which these assets were pledged was $98.8 million.

4. Securitization Transactions

During 2003, we sold $762.7 million in face amount of non-investment grade CMBS to a qualifying special purpose entity (the “2003 QSPE”). These CMBS were securitized into various classes of non-recourse bonds comprised of $419.5 million face amount of investment grade rated bonds, $74.0 million face amount of non-investment grade rated bonds and $269.2 million face amount of preferred shares in the issuing entity. The 2003 QSPE sold the investment grade rated bonds to unrelated third parties for net proceeds of $412.0 million which was used to pay us for the CMBS collateral securities. We used the proceeds to repay senior secured and unsecured debt, the majority of which can be re-borrowed. In accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” we recognized a total pretax gain of $47.7 million in 2003 on the sale of the collateral CMBS to the 2003 QSPE. We retained the non-investment grade rated bonds and the preferred equity in the 2003 QSPE (the “2003 retained interests”). The aggregate face amount of the 2003 retained interests at the date of transfer was $343.2 million, the fair value of which is carried on our balance sheet classified as available-for-sale securities.

During 2002, we sold $800.6 million in face value of non-investment grade rated CMBS to a qualifying special purpose entity (the “2002 QSPE”). Those CMBS were securitized into various classes of non-recourse bonds comprised of $416.3 million face value of investment grade rated bonds, $94.1 million face value of non-investment grade rated bonds, and $290.2 million face value of preferred shares in the issuing entity. The 2002 QSPE sold the investment grade rated bonds to unrelated third parties for net proceeds of $402.3 million, which was used to pay us for the CMBS collateral securities. We used the proceeds to repay short-term debt, the majority of which could be re-borrowed. We recognized a pretax gain of $45.6 million in 2002 on the sale of the CMBS collateral securities to the 2002 QSPE. We retained the non-investment grade rated bonds and the preferred equity in the 2002 QSPE (the “2002 retained interests”). The aggregate face amount of the 2002 retained interests at the date of transfer was $384.3 million, the fair value of which is carried on our balance sheets classified as available-for-sale securities.

We are acting as the collateral manager for both of the qualifying special purpose entities, a service for which we receive a fee of 0.05% per annum of the outstanding face value. We are also the special servicer on all of the underlying CMBS transactions.

The table below summarizes the cash flows received from securitization trusts structured by us during the years ended November 30, 2003 and November 30, 2002:

	2003	2002
	(In thousands)
Proceeds from new securitizations	$412,040	402,286
Collateral management fees received	$552	133
Cash flow on retained interests	$27,291	6,746

We measure our retained interests at their estimated fair value based on the present value of the expected future cash flows, which are determined based on the expected future cash flows from the underlying CMBS and from expected changes in LIBOR. Expected future cash flows from the underlying CMBS are determined using our best estimate of certain key assumptions, primarily including anticipated losses and the timing of losses. Expected future cash flows are discounted at market yields for the rated retained interests, depending on the rating of the security, and at a fixed discount rate for the preferred equity considering the related risk. The difference between the amortized cost of the retained interests and their fair values is recorded, net of the related tax effect, in stockholders’ equity as a component of accumulated other comprehensive earnings (loss).

At the time of any transfer, we apply certain key assumptions to pre-loss cash flows, in accordance with industry standards, to determine fair value. The fair value of our retained interests at the date of our securitizations (July 2003 and July 2002) was determined based on key economic assumptions used in measuring the fair value as follows:

	2003	2002
Weighted average life in years	11.4	16.1
Residual pre-loss cash flows blended discount rate	26.3%	26.5%

When subsequently measuring the fair value of our retained interests, we apply certain key assumptions to after-loss cash flows. We estimate credit losses and the timing of losses for each loan underlying the CMBS collateral, and accordingly do not apply a constant default rate to the portfolio. At November 30, 2003 and 2002, the amortized costs of our total retained interests were $141.3 million and $78.7 million, respectively, with a combined estimated fair value of $169.6 million and $99.7 million at November 30, 2003 and 2002, respectively, based on key economic assumptions. The sensitivity of the current fair value of our retained interests to immediate adverse changes in those assumptions follows:

	2003	2002
	(In thousands, except statistics)
Weighted average life in years	14.1	15.6
Estimated credit losses (in total over the life of the trust)	$448,175	250,857
Impact on fair value of 10% adverse change	$(15,941)	(11,435)
Impact on fair value of 20% adverse change	$(26,937)	(20,866)
Residual after-loss cash flows blended discount rate	15.9%	15.6%
Impact on fair value of 100 basis points adverse change	$(8,879)	(4,998)
Impact on fair value of 200 basis points adverse change	$(16,952)	(9,535)

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a variation in key assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. This non-linear relationship exists because we apply our key assumptions on a loan-by-loan basis to the assets underlying the CMBS collateral. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes to another, which might magnify or counteract the sensitivities. We review all major assumptions periodically using the most recent empirical and market data available, and make adjustments where warranted.

At November 30, 2003, the total principal outstanding in the two securitization structures was $1,556.2 million, of which $835.8 million has been de-recognized in our financial statements in accordance with the provisions of SFAS No. 140. During the year ended November 30, 2003, the CMBS underlying the CDOs experienced $7.1 million in realized losses, net of recoveries.

5. Derivative Financial Instruments and Hedging Activities

In accordance with SFAS No.133, and related interpretations, we record each derivative instrument as either an asset or a liability on our balance sheets at its fair value. At November 30, 2003 and 2002, we had a derivative liability of $31.6 million and $29.3 million, respectively, which is included in accrued expenses and other liabilities on our balance sheets. At November 30, 2003 and 2002, we had a derivative asset of $1.9 million and $0.0 million, respectively, which is included in other assets on our balance sheets. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship.

Hedging Objectives and Strategies

With regard to risk management in general, and interest rate risk in particular, our fundamental philosophy is centered on a desire to tolerate only a relatively small amount of risk. We have an interest rate risk management policy with the objective of: (i) managing our interest costs and (ii) reducing the impact of unpredictable changes in the values of our available-for-sale securities due to movements in interest rates. To meet these objectives, we employ hedging strategies to limit the effects of changes in interest rates on our income and cash flows and on the value of our available-for-sale securities.

We do not enter into derivative instruments for any purpose other than cash flow and fair value hedging purposes. That is, we do not enter into derivative instruments for speculative purposes. However, the securitization transaction that we completed in July 2002 was structured in such a way that it gave rise to an embedded derivative. Since this embedded derivative was not entered into for hedging purposes, changes in its fair value are recorded in earnings in accordance with SFAS No. 133 and related interpretations. In order to hedge the potential cash flow and earnings volatility of this embedded derivative, we entered into an offsetting derivative instrument in 2003. Because the offsetting derivative is not specifically designated to assets or liabilities, the changes in its fair value and net interest payments are also recorded in earnings. While not a hedge for accounting purposes, this derivative is an effective economic hedge of the embedded derivative from the 2002 securitization transaction, and greatly minimizes the income and cash flow volatility of the embedded derivative that arises due to changes in interest rates.

Due to the sale of hedged CMBS bonds into the 2003 QSPE, discussed in Note 4, we had a large interest rate swap in a net liability position that was no longer required for hedging purposes. In accordance with our risk management policy, we did two things related to this interest rate swap to minimize volatility in future earnings and cash flow while minimizing our current cash outflow: (i) entered into a derivative transaction (the “reverse swap”) to fully offset the changes in value of the existing interest rate swap; and (ii) set up a repayment schedule to compensate the counterparty for the value of the reverse swap. Because the two offsetting swaps are not specifically designated to assets or liabilities, changes in their respective fair values are recorded currently in earnings. The terms of the two swaps are perfectly matched and offset, so that no impact to our cash flow or earnings will occur as interest rates change. The repayment schedule for the reverse swap is considered to be a variable liability for accounting purposes, and accordingly changes in its value impact our earnings. However, the repayment schedule is much less volatile than the derivative to which it relates, and therefore changes in its value are not expected to be material.

We believe our interest rate risk management policy is generally effective. Nonetheless, our profitability may be adversely affected during particular periods as a result of changing interest rates. In addition, hedging transactions using derivative instruments involve risks such as counterparty credit risk. The counterparties to our arrangements are major financial institutions, rated A- or better, with which we and our affiliates may also have other financial relationships. These counterparties potentially expose us to loss in the event of their non-performance.

Cash Flow Hedging Instruments

Our approach to managing interest cost is based primarily on match funding, with the objective that variable-rate assets be primarily financed by variable-rate liabilities and fixed-rate assets be primarily financed by fixed-rate liabilities. We continually identify and monitor changes in interest rate exposures that may adversely impact expected future cash flows by evaluating hedging opportunities. We maintain risk management control systems to monitor interest rate cash flow risk attributable both to our outstanding or forecasted debt obligations and to our offsetting hedge positions. The risk management control systems involve the use of analytical techniques, including cash flow sensitivity analyses, to estimate the impact of changes in interest rates on our future cash flows.

We periodically enter into derivative financial arrangements, primarily interest rate swap agreements, to manage fluctuations in cash flows resulting from interest rate risk. These swap agreements effectively change the variable-rate cash flows on debt obligations to fixed-rate cash flows. Under the terms of the interest rate swap agreements, we receive payments equal to interest at variable rates on specified notional amounts and make payments equal to interest at fixed rates on the same notional amounts, thereby generating variable-rate income to offset variable-rate interest obligations and creating the equivalent of fixed-rate debt. At November 30, 2003, we had seven such interest rate swap agreements hedging changes in interest costs with a notional amount of $172.6 million, which mature through December 2004. At November 30, 2002, we had ten such interest rate swap agreements hedging changes in interest costs with a notional amount of $242.9 million.

We record the fair value of each interest rate swap agreement designated as a hedging instrument for variable-rate debt obligations as a derivative asset or liability. Changes in the fair value of the interest rate swap agreements designated as hedges are reported as unrealized gains or losses in stockholders’ equity as a component of accumulated other comprehensive earnings (loss). If a derivative instrument is not designated as a hedge, the gain or loss resulting from a change in fair value is recognized in earnings in the period of change. If a derivative instrument is designated as a hedge but the derivative instrument is not fully effective in hedging the designated risk, the ineffective portion of the gain or loss is reported in earnings immediately.

If the cash flow hedge is terminated, the net gain or loss remains in accumulated other comprehensive earnings (loss), and is reclassified into earnings in the same periods during which the cash flows on the hedged item affect earnings. If the hedged item matures, is terminated, or is disposed of, the corresponding hedge is either terminated or designated to a similar instrument.

At November 30, 2003 and 2002, $2.1 million and $4.3 million, respectively, of our derivative liability related to interest rate swap agreements hedging changes in interest costs, was reported as an unrealized loss, net of the related tax effect, in accumulated other comprehensive earnings (loss). Unrealized gains and losses held in accumulated other comprehensive earnings (loss) are reclassified to earnings in the same period or periods that the hedged cash flows affect earnings. We estimate that approximately $1.3 million of the unrealized loss, currently reflected in other comprehensive earnings (loss), net of the related tax effect, will be reclassified to earnings within the next twelve months, resulting in an additional before tax interest expense of $2.1 million.

Interest expense for the years ended November 30, 2003, 2002 and 2001 includes no net gains or losses representing cash flow hedge ineffectiveness arising from differences between the critical terms of the interest rate swap agreements and the hedged debt obligations, since the terms of our swap agreements and debt obligations were matched.

Fair Value Hedging Instruments

To manage the risk associated with unpredictable changes in asset values related to the effect of movements in interest rates on our fixed-rate available-for-sale securities, we periodically use derivative financial instruments, primarily interest rate swap agreements. Under the terms of these swap agreements, we receive variable interest rate payments and make fixed interest rate payments. At November 30, 2003, we had five such interest rate swap agreements hedging changes in asset values with a notional amount of $84.3 million, which mature through December 2011. At November 30, 2002, we had three such interest rate swap agreements hedging changes in asset values with a notional amount of $213.6 million.

We have designated these interest rate swap agreements as hedges of changes in value due to interest rates on certain available-for-sale securities and record the fair value of the agreements as derivative assets or liabilities. Changes in the fair value of the interest rate swap agreements are recorded in earnings, as are the changes in the fair value of the hedged available-for-sale securities resulting from changes in interest rates.

If a derivative instrument designated as a fair value hedge is terminated, changes in the value of the hedged available-for-sale securities are reported prospectively in accumulated other comprehensive earnings (loss). If a hedged available-for-sale security matures or is disposed of, we may designate the derivative instrument to other similar assets, or may terminate the related portion of the derivative instrument.

We recorded income of $1.8 million and losses of $1.1 million and $1.0 million during the years ended November 30, 2003, 2002 and 2001, respectively, for ineffectiveness of hedges against changes in asset values. These amounts are included in other operating income, net in our consolidated statements of earnings.

Transition

Upon the adoption of SFAS No. 133 on December 1, 2000, we recognized $4.4 million, net of tax benefit, of deferred hedging losses on derivative instruments. This amount was offset by $4.4 million, net of tax expense, of realized gains related to the hedged available-for-sale securities. Both of these amounts were previously recorded in stockholders’ equity as a component of accumulated other comprehensive earnings (loss).

6. Mortgage Loans, Net

	November 30,
	2003	2002
	(In thousands)
Mortgage loans	$477,905	439,892
Allowance for losses	(7,548)	(3,477)
Unaccreted discounts	(7,812)	(6,160)

	$462,545	430,255

Most of our mortgage loans are structured junior participations in institutional quality short- to medium-term variable-rate real estate loans (“B-notes”). The total carrying amount of mortgage loans at November 30, 2003 and 2002 that served as collateral for our borrowings was $215.3 million and $285.2 million, respectively. Included in these amounts were $46.2 million and $12.8 million of mortgage loans at November 30, 2003 and 2002, respectively, which were pledged to creditors which can be repledged or sold by creditors under reverse repurchase agreements. At November 30, 2003, the debt balance outstanding against which the mortgage loans were pledged was $8.1 million.

7. Operating Properties and Equipment, Net

	November 30,
	2003	2002
	(In thousands)
Office buildings	$326,102	319,499
Apartment communities	42,865	36,870
Retail centers	66,648	63,908
Industrial/warehouse facilities	41,139	31,568
Hotels	54,786	54,076
Ground leases	3,055	3,055

Total operating properties	534,595	508,976
Furniture, fixtures and equipment	30,748	27,628

	565,343	536,604
Accumulated depreciation	(81,936)	(64,952)

	$483,407	471,652

At November 30, 2003 and 2002, $412.1 million and $387.4 million, respectively, of operating properties and equipment served as collateral for our borrowings. At November 30, 2003, the debt balance outstanding against which these assets were pledged was $209.8 million.

We lease as lessor our office, retail, industrial/warehouse and other facilities under non-cancelable operating leases with terms in excess of twelve months. The future minimum rental revenues under these leases subsequent to November 30, 2003 are as follows (in millions): 2004–$42.3; 2005–$38.5; 2006–$32.3; 2007–$28.2; 2008– $25.4 and thereafter–$115.0.

During 2003, we received a $24.0 million lease termination fee from a tenant that had originally leased 100% of one of our office buildings for ten years. Approximately $8.9 million of that fee was a recovery of capitalized and deferred costs associated with the lease. The remaining $15.1 million was recorded as other operating income. In accordance with SFAS No. 144, a loss provision in the amount of $15.1 million was recorded in 2003 for the impairment of this property to reflect the current market value of the building without the tenant. The fair value of this property was determined based on the discounted expected future cash flows from the property.

8. Earnings Per Share

The following reconciles the numerator and denominator of the basic and diluted earnings per share calculations for the years ended November 30, 2003, 2002 and 2001, respectively:

	Years Ended November 30,
	2003	2002	2001
	(In thousands)
Numerator
Numerator for basic earnings per share from continuing operations:
Earnings allocable to common shareholders	$59,381	103,495	97,412
Earnings allocable to Class B common shareholders	26,790	38,559	37,410

Earnings from continuing operations	$86,171	142,054	134,822

Numerator for basic earnings per share from discontinued operations:
Earnings allocable to common shareholders	$16,132	1,329	210
Earnings allocable to Class B common shareholders	7,279	495	81

Earnings from discontinued operations	$23,411	1,824	291

Denominator
Denominator for basic earnings per share - weighted average common shares	19,508	23,662	23,382
Demominator for basic earnings per share - weighted average Class B common shares	9,781	9,798	9,982

Denominator for basic earnings per share - total weighted average shares	29,289	33,460	33,364

Effect of dilutive securities
Stock options	393	476	666
Restricted stock	1,004	691	879
Other	32	22	7

Denominator for diluted earnings per share - adjusted weighted average shares and assumed conversions	30,718	34,649	34,916

In 2003, we issued $235.0 million principal amount of 5.5% convertible senior subordinated notes due 2023. The notes are convertible into our common stock if the market price of our common stock exceeds certain thresholds or in other specified instances, at a rate of 22.0848 shares per $1,000 principal amount, which totals 5.2 million shares. These shares were not included in the calculation of diluted earnings per share in 2003, because such conditions were not met.

9. Investments in Unconsolidated Partnerships

Summarized financial information on a combined 100% basis related to our partnerships accounted for by the equity method at November 30, 2003 and 2002 follows:

	November 30,
	2003	2002
	(In thousands)
Assets
Cash	$125,047	42,335
Portfolio investments	2,352,768	2,316,624
Other assets	122,571	125,111

	$2,600,386	2,484,070

Liabilities and equity
Accounts payable and other liabilities	$159,467	160,679
Notes and mortgages payable	1,404,118	1,455,024
Equity of:
LNR	435,050	356,367
Others	601,751	512,000

	$2,600,386	2,484,070

For 2003, our equity in the partnerships’ financial statements shown above is higher than our recorded investment in unconsolidated partnerships by $8.5 million, primarily due to deferred profits we have yet to recognize on sales of partnership assets in 2003 between non-consolidated partnerships. For 2002, our equity in the partnerships’ financial statements shown above is less than our recorded investment in unconsolidated partnerships by $4.6 million, primarily due to a partnership which had distributed cash in excess of our investment, which we have reflected in other liabilities. The partnerships’ portfolio investments consist primarily of CMBS, commercial and multi-family residential real estate, mortgage loans collateralized by real estate, land and other investments.

Summarized operating results on a combined 100% basis related to our partnerships accounted for by the equity method for the years ended November 30, 2003, 2002 and 2001 follows:

	Years Ended November 30,
	2003	2002	2001
	(In thousands)
Revenues and other income	$351,680	343,181	442,638
Costs and expenses	254,342	230,873	236,280

Earnings of partnerships	$97,338	112,308	206,358

Our share of earnings	$51,974	46,361	75,152

The following are the three most significant partnerships we have investments accounted for on the equity method. In total they represent 11% of total assets and 65% of our partnership interests.

LandSource

In November 2003, we and Lennar each contributed our 50% interests in all the jointly owned entities that had significant assets to a new limited liability company named LandSource Communities Development LLC (“LandSource”), in exchange for 50% interest in LandSource. In addition, in July 2003, Lennar and we formed, and obtained 50% interests in, NWHL Investment LLC (“NWHL”), which in January 2004 purchased The Newhall Land and Farming Company (see Note 21).

The most significant property entity contributed to LandSource by both us and Lennar was Lennar Land Partners (“LLP”), which had been transferred to us at the time of the spin-off from Lennar in 1997. LLP is engaged in the acquisition, development and sale of land that is suitable for residential or commercial development, which it sells to homebuilders and commercial developers, including us and Lennar. LLP is also engaged in the development and sale of homes. The other property entities owned by LandSource include a closed military facility located in California which is being converted to a master planned community and an office property located in California which is being redeveloped into for-sale residential units. Both us and Lennar have equal voting rights on all major decisions with respect to LandSource and its subsidiaries. Our by-laws require that transactions between us and Lennar with respect to these entities be approved by our Transaction Review Committee, which is entirely comprised of members of our Board who are not directors, officers or employees of Lennar. The assets, liabilities and earnings of LandSource at and for the year ended November 30, 2003 were $347.5 million, $122.3 million and $125.1 million, respectively. Our investment in LandSource was $112.6 million at November 30, 2003.

At November 30, 2003, the debt of LandSource and its subsidiaries is non-recourse to us, with the exception of one $1.4 million guarantee. Along with Lennar, we were providing limited maintenance guarantees on $35.4 million of LLP’s debt. These limited guarantees only apply if the fair value of the collateral (generally land and improvements thereto) is less than a specified multiple of the loan balance and LLP does not have the ability to pay down the loan balance to the appropriate level. We have also provided debt service guarantees which only apply if the partnership defaults on its loan arrangements. If we are required to make a payment under these guarantees, the payment would be accounted for as a capital contribution to the partnership and increase our share of capital distributed upon the dissolution of the partnership.

Madison

Formed in March 1999, Madison Square Company LLC (“Madison”) invests in real estate securities, primarily CMBS. Our investment in Madison as of November 30, 2003 was $81.8 million, representing a 25.8% ownership interest. We maintain a significant ongoing role in the venture for which we earn fees, both as the special servicer for the purchased CMBS transactions and for providing services for the management of the venture. The assets, liabilities and loss of Madison at and for the year ended November 30, 2003 were $826.7 million, $506.6 million and $14.6 million, respectively. The debt of the partnership is non-recourse to us.

International Partnership

During 2002, we entered the European commercial real estate market through an investment in an unconsolidated partnership. The assets of this partnership include a note receivable from our partner and an investment in an unconsolidated partnership, which owns a pool of 362 commercial real estate properties located throughout France. Our investment in this partnership was $81.7 million at November 30, 2003. The assets, liabilities and earnings for this international partnership at and for the year ended November 30, 2003 were $83.1 million, $2.3 million and $6.8 million, respectively.

10. Mortgage Notes and Other Debts Payable

	November 30,
	2003	2002
	(In thousands)
Secured debt without recourse to us:
Mortgage notes on operating properties and land with fixed interest rates (2.00% to 10.50% at November 30, 2003), due through March 2043	$55,503	76,315
Mortgage notes on operating properties and land with floating interest rates (2.92% to 4.17% at November 30, 2003), due through June 2008	43,186	88,622
Repurchase agreements with floating interest rates (2.71% to 3.23% at November 30, 2003), secured by CMBS and B-notes, due through April 2007	98,786	108,034
Term loans with floating interest rates, secured by CMBS, due through June 2004	—	25,104

Secured debt with recourse to us:
Mortgage notes on operating properties and land with floating interest rates (2.92% to 3.67% at November 30, 2003), due through June 2008	111,102	114,194
Repurchase agreements with floating interest rates, secured by CMBS and B-notes, due through January 2006	—	90,462
Revolving credit line with a floating interest rate, secured by CMBS and mortgage loans, due through November 2007	—	201,455
Term loan with a floating interest rate (2.42% at November 30, 2003), secured by a mortgage loan, due July 2004	8,122	9,625

Unsecured debt with recourse to us:
Revolving credit line with a floating interest rate, due through July 2006	—	89,700
Convertible senior subordinated notes with a fixed interest rate of 5.5%, due March 2023	235,000	—
Senior subordinated notes with a fixed interest rate of 7.25%, due October 2013	350,000	—
Senior subordinated notes with a fixed interest rate of 7.625%, due July 2013	350,000	—
Senior subordinated notes with a fixed interest rate of 9.38%, due March 2008	—	199,526
Senior subordinated notes with a fixed interest rate of 10.50%, due January 2009	44,837	247,057

	$1,296,536	1,250,094

Information concerning our more significant debt instruments follows:

Secured Bank Lines

Through certain subsidiaries, we have four secured revolving credit lines with an aggregate commitment of $366.3 million of which there were no borrowings outstanding at November 30, 2003. Interest is variable and is based on a range of LIBOR plus 75 - LIBOR plus 250. The lines are collateralized by CMBS and mortgage loans and mature through November 2007. The agreements contain certain financial tests and restrictive covenants, none of which are currently expected to restrict our activities. We have guaranteed the obligations of our subsidiaries under all of these agreements. We expect to refinance or extend these facilities on substantially the same terms as the existing agreements.

Repurchase Agreements and Term Loans

Through certain subsidiaries, we have nine reverse repurchase obligation facilities (“repos”) through which we finance selected CMBS and B-notes. The repo agreements contain provisions which may require us to repay amounts or post additional collateral prior to the scheduled maturity dates under certain circumstances. For example, if the market value of the collateral falls significantly, we could be required either to use cash flow we need to operate and grow our business, or sell assets at a time when it may not be most appropriate for us to do so, to generate cash needed to repay amounts under repo obligations. Our repos are summarized below:

Commitment Amount	Outstanding Amount	Collateral Type	Interest Rate	Maturity Date	Recourse
(In thousands)
$100,000	$45,970	CMBS	LIBOR + 150-250	April 2007	Non-recourse
150,000	52,816	CMBS	LIBOR + 125-225	April 2005	Non-recourse
37,906	—	CMBS	LIBOR + 125-175	January 2004 - August 2004	Recourse(1)
50,000	—	CMBS	LIBOR + 150	June 2004	Recourse
430,000	—	CMBS	LIBOR + 150-300	January 2006	Limited Recourse(2)
120,000	—	CMBS	LIBOR + 150-190	January 2005	Recourse
75,000	—	B-notes	LIBOR + 150-225	February 2006	Non-recourse
100,000	—	B-notes	LIBOR + 150-225	February 2007	Recourse
100,000	—	B-notes	LIBOR + 175-275	November 2007	Recourse

$1,162,906	$98,786

(1)	Except for $3.7 million of the commitment, which is non-recourse.
(2)	$8.2 million of the commitment is recourse.

We have a non-recourse term loan for one specific CMBS transaction through which we finance BB, B and unrated bonds. The commitment amount is $11.7 million and there was no balance outstanding as of November 30, 2003. This facility matures in June 2004. Interest is calculated using a range of LIBOR plus 25 – LIBOR plus 150, which varies based on the rating of the collateral pledged to the facility.

Through a subsidiary, we have seller financing in the form of a term loan for one mortgage loan investment, which we have guaranteed. This facility had an outstanding balance of $8.1 million at November 30, 2003 and matures in July 2004, which matches the maturity date of the mortgage loan securing the facility. Interest on this term loan is variable at LIBOR plus 125.

We expect to refinance or extend these facilities on substantially the same terms as the existing agreements. If we are not able to fully replace these repos and/or term loans, we can repay them using availability under other existing facilities or from cash flow generated from operations or asset sales.

Unsecured Revolving Credit Facility

We and certain of our subsidiaries have entered into an unsecured revolving credit facility, with a maximum commitment of $400.0 million and a maturity date of July 2006, assuming a one-year extension option is exercised. At November 30, 2003, there were no borrowings outstanding and we had $15.5 million of outstanding standby letters of credit utilizing the facility. Interest is calculated using a range of LIBOR plus 175 – LIBOR plus 325, which varies based on our leverage. At November 30, 2003, interest was LIBOR plus 200. The facility contains certain financial tests and restrictive covenants, none of which are currently expected to restrict our activities.

Unsecured Senior Subordinated Notes

In March 2003, we issued $235.0 million principal amount of 5.5% convertible senior subordinated notes due March 2023. The proceeds from the sale were used to repurchase shares of our common stock, to repay senior secured and unsecured revolving debt, and for general corporate purposes. The notes can be converted into our common stock at a conversion price per share of $45.28 under certain circumstances, including when the market price of the common stock is more than 120% of the conversion price. We will have the right to redeem the notes beginning in 2008. Holders will have the right to require us to repurchase the notes in 2010 and 2017. If holders require us to repurchase the notes, we will be able to pay the repurchase price in cash or with shares of our common stock. If this were to occur, we currently expect to pay the repurchase price in cash.

In July 2003, we issued $350.0 million principal amount of 7.625% senior subordinated notes due July 2013. A portion of the proceeds from the sale were used to redeem $200.0 million principal amount of 9.375% senior subordinated notes due 2008 at a redemption price equal to 104.688% of principal plus accrued interest to the redemption date. The remainder of the proceeds were used to repay senior secured and unsecured debt and for general corporate purposes. Primarily as a result of the redemption of the notes at a premium, we recorded a pretax loss of $10.3 million in 2003.

Prior to 2002, we issued at a discount $250 million principal amount of unsecured senior subordinated notes due January 15, 2009, with a stated interest rate of 10.5%, payable semi-annually. During October and November 2003, we retired $204.7 million principal amount of these notes at a premium, including $73.1 million principal amount tendered in response to a tender offer and $131.6 million principal amount purchased in the open market, which resulted in a pretax loss of $18.3 million in 2003. Approximately $45.3 million principal amount of the notes, with an unamortized discount of $0.5 million, remained outstanding as of November 30, 2003 and was redeemed in January 2004 at a price equal to 105.375%.

In October 2003, we issued $350.0 million principal amount of 7.25% senior subordinated notes due October 2013. A portion of the proceeds from the sale were used to retire the $204.7 million principal amount of 10.5% notes and redeem the $45.3 million principal amount of 10.5% notes discussed above. The remainder of the proceeds were used to repay senior secured debt. In December 2003, we issued an additional $50.0 million principal amount of these 7.25% notes as an add-on to these existing senior subordinated notes, bringing the total principal amount of 7.25% senior subordinated notes due 2013 to $400.0 million.

The subordinated notes contain certain financial tests and restrictive covenants, none of which are currently expected to restrict our activities.

Maturities

The aggregate principal maturities of mortgage notes and other debts payable subsequent to November 30, 2003, assuming extensions which are exercisable at our option, are as follows (in millions): 2004–$23.2; 2005–$141.0; 2006–$32.3; 2007–$84.3; 2008–$21.0 and thereafter–$994.7. All of the notes secured by land contain collateral release provisions.

11. Income Taxes

The provision for income taxes on earnings from continuing operations consisted of the following for the years ended November 30, 2003, 2002 and 2001:

	Years Ended November 30,
	2003	2002	2001
	(In thousands)
Current
Federal	$83,613	70,129	69,575
Federal Low-Income Housing Tax Credits	(6,863)	(9,340)	(11,174)
State	3,678	3,716	37,619

	80,428	64,505	96,020

Deferred
Federal	(40,796)	1,480	(2,873)
State	2,915	3,352	(21,349)

	(37,881)	4,832	(24,222)

Total income tax expense from continuing operations	$42,547	69,337	71,798

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences of our deferred tax assets and liabilities at November 30, 2003 and 2002 follow:

	November 30,
	2003	2002
	(In thousands)
Deferred tax assets
Investment securities and mortgage loans	$39,940	1,814
Reserves and accruals	35,862	34,759
Investments in unconsolidated partnerships	14,471	3,165
Other	2,033	5,391

Total deferred tax assets	92,306	45,129

Deferred tax liabilities
Operating properties, equipment and land	11,403	20,689
Deferred income	60,217	67,472

Total deferred tax liabilities	71,620	88,161

Net deferred tax asset (liability)	$20,686	(43,032)

Based on our assessment, it is more likely than not that the deferred tax assets will be realized through future taxable income.

A reconciliation of the statutory rate to the effective tax rate from continuing operations for the years ended November 30, 2003, 2002 and 2001 follows:

	% of Pretax Income Years Ended November 30,
	2003	2002	2001
Federal statutory rate	35.0	35.0	35.0
Low-Income Housing Tax Credits	(5.3)	(4.4)	(5.4)
State income taxes, net of federal income tax benefit	3.4	2.2	5.1

Effective tax rate	33.1	32.8	34.7

12. Minority Interests

Minority interests relate to the third-party ownership interests in entities (both corporations and partnerships) we consolidate (see Note 1). For financial reporting purposes, the entities’ assets, liabilities and results of operations are consolidated with those of ours, and the third parties’ interests in the entities are included in our consolidated financial statements as minority interests. As of November 30, 2003, we have no mandatorily redeemable minority interests subject to the disclosure provisions of SFAS No. 150.

13. Financial Instruments

The following table presents the carrying amounts and estimated fair values of financial instruments held by us at November 30, 2003 and 2002, using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies might have a material effect on the estimated fair value amounts. The table excludes cash and cash equivalents, restricted cash, other assets and accounts payable, which had fair values approximating their carrying values.

	November 30,
	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Assets
Mortgage loans	$462,545	470,229	430,255	446,955
Investment securities available-for-sale	$900,334	900,334	1,127,313	1,127,313

Liabilities
Mortgage notes and other debts payable	$1,296,536	1,370,154	1,250,094	1,264,824
Liabilities related to assets held for sale - mortgage notes and other debts payable	$86,250	86,250	235,370	235,370
Net derivative liability	$31,551	31,551	29,251	29,251

We used the following methods and assumptions in estimating fair values:

Mortgage loans: The fair values are based on discounting future cash flows using the current interest rates at which similar loans would be made or are estimated by us on the basis of financial or other information.

Investment securities available-for-sale: We classify all of our CMBS securities as available-for-sale. In 2003 and 2002, the fair values of the investment securities are based on quoted market prices, or where quoted market prices are not available, are estimated by us based on discounted expected future cash flows. The fair value of available-for-sale securities of $900.3 million and $1,127.3 million at November 30, 2003 and 2002, respectively, includes unrealized gains of $136.7 million and $224.1 million and unrealized losses of $37.2 million and $26.0 million, respectively.

Mortgage notes and other debts payable and Liabilities related to assets held for sale - mortgage notes and other debts payable: The fair value of fixed-rate borrowings is based on quoted market prices, if available, or discounting future cash flows using our incremental borrowing rate. Variable-rate borrowings are tied to market indices, and thereby approximate fair value.

Net derivative liability: The fair value of derivatives is based on prices obtained from independent third parties, which represents an estimate of the amounts we would pay or receive to terminate the agreement.

14. Capital Stock

Preferred Stock

We have 500,000 shares of authorized preferred stock, $10 par value. At November 30, 2003 and 2002, no shares of preferred stock were issued or outstanding. The preferred stock may be issued in series with any rights, powers and preferences which may be authorized by our Board of Directors.

Common Stock

We have two classes of common stock. The common stockholders have one vote for each share owned in matters requiring stockholder approval and during the years ended 2003, 2002 and 2001 received quarterly dividends of $.0125 per share. Class B common stockholders have ten votes for each share owned and during the years ended 2003, 2002 and 2001 received quarterly dividends of $.01125 per share. Class B common stock cannot be transferred, except to family members of the current holder or trusts or entities for their benefit or which they own. Class B common stock can be converted into common stock at any time. Common stock cannot be converted into Class B common stock. As of November 30, 2003, Mr. Stuart Miller, the Chairman of our Board of Directors, owned or controlled 9.7 million shares of Class B common stock, which represented over 99% of the Class B common stock outstanding and 83% of the voting power of both classes combined.

Our Board of Directors approved a stock repurchase plan authorizing us to buy back up to 12.5 million shares of our common stock, including 3.0 million shares of common stock authorized in 2003. During the years ended November 30, 2003, 2002 and 2001, we purchased 4.1 million shares, 1.7 million shares and 0.3 million shares, respectively, under this program, bringing the inception-to-date total number of shares we have purchased under this program through November 30, 2003 to 9.1 million shares.

Stock Option Plans

The 2000 Stock Option and Restricted Stock Plan (the “2000 Plan”) provides for the granting of options and restricted stock to certain of our officers, employees and directors. The aggregate maximum number of shares, approved by the stockholders, which may be exercised as options and/or issued as restricted stock is 6,000,000.

Options granted under the 2000 Plan will expire not more than 10 years after the date of grant, except that incentive stock options granted to a key employee who is a 10% stockholder or a member of a 10% stockholder’s family will expire not more than five years after the date of grant. The exercise price of each stock option granted under the 2000 Plan will be 100% of the fair market value of the common stock on the date the stock option is granted, except in the case of a key employee who is a 10% stockholder or a member of a 10% stockholder’s family, in which case the incentive stock option price may not be less than 110% of the fair market value of the common stock on the date the stock option is granted, and except as to stock options granted to replace Lennar stock options held by Lennar employees who became our employees at the time our Company was spun off from Lennar Corporation (the “Spin-off”), which have exercise prices based on the exercise prices of the Lennar stock options which they replaced.

If we are required to pay withholding taxes as a result of the exercise of an option, we may at our discretion, either reduce the number of shares of common stock to be issuable upon exercise of the stock option or require that the grantee remit to us the amount of withholding tax required as a result of the exercise. During the year ended November 30, 2003, 18,135 shares of common stock were relinquished to us, at a weighted average price of $33.62, for the payment of withholding taxes resulting from the exercise of options.

Under the 2000 Plan, the aggregate number of shares of restricted stock granted to an officer, employee or director in any fiscal year cannot exceed 500,000 shares. During the year ended November 30, 2003, 825,000 shares of restricted stock were granted, with a weighted average fair value on date of grant of $34.80 per share. We did not grant restricted stock during the year ended November 30, 2002. During the year ended November 30, 2001, 10,000 shares of restricted stock were granted, with a weighted average fair value on date of grant of $26.84 per share. We recorded deferred compensation expense relating to these shares of $28.7 million in 2003, $0.0 million in 2002 and $0.3 million in 2001 as a separate component of stockholders’ equity. These deferred expenses are being amortized to earnings over a five-year vesting period. Amortization expense related to deferred compensation for restricted stock was $6.9 million, $3.2 million and $3.2 million for the years ended November 30, 2003, 2002 and 2001, respectively.

A summary of our stock option activity under the 2000 Plan for the years ended November 30, 2003, 2002 and 2001 follows:

	Years Ended November 30,
	2003		2002		2001
	Stock Options	Weighted Average Exercise Price	Stock Options	Weighted Average Exercise Price	Stock Options	Weighted Average Exercise Price
Outstanding, beginning of year	1,631,270	$22.77	1,664,049	$20.83	1,743,559	$18.34
Granted	354,000	$37.84	184,923	$32.08	167,500	$27.37
Forfeited	(9,515)	$31.14	(17,666)	$23.69	(11,450)	$27.12
Exercised	(210,046)	$18.23	(200,036)	$15.21	(235,560)	$6.79

Outstanding, end of year	1,765,709	$26.28	1,631,270	$22.77	1,664,049	$20.83

Exercisable, end of year	680,194	$22.89	618,788	$21.44	562,736	$19.39

The following table summarizes information about stock options outstanding at November 30, 2003:

	Options outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at November 30, 2003	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding at November 30, 2003	Weighted Average Exercise Price
$ 9.92–$14.88	34,527	2.36	$11.28	14,589	$11.37
$14.89–$22.33	465,184	5.06	$18.05	232,471	$18.31
$22.34–$33.51	884,008	5.13	$26.28	423,641	$25.52
$33.52–$41.67	381,990	6.18	$37.68	9,493	$35.93

We have elected to account for our employee stock options under APB Opinion No. 25 and related Interpretations. No compensation expense is recorded under APB Opinion No. 25 because the exercise price of our employee common stock options equaled the market price for the underlying common stock on the grant date.

Under the terms of the Lennar 1991 Stock Option Plan (the “Lennar Option Plan”), participants in the Lennar Option Plan who exercise after the Spin-off options they held at the time of the Spin-off (and who did not amend the terms of their options prior to the Spin-off to provide otherwise) will receive upon exercise of Lennar stock options one share of our common stock for each share of Lennar stock received. In connection with the Spin-off, we agreed to deliver shares of our common stock to participants in the Lennar Option Plan who exercise options and are entitled to our common stock. There were Lennar stock options outstanding at the time of the Spin-off which could entitle the holders to purchase up to 615,600 shares of our common stock. Of these options, 9,000 and 241,500 were exercised during the years ended November 30, 2003 and 2002, respectively. There were 3,750 Lennar stock options outstanding as of November 30, 2003, of which none were exercisable. We do not receive any portion of the exercise price of the Lennar stock options.

Senior Officers Stock Purchase Plan

In January 2001, we adopted the 2001 Senior Officers Stock Purchase Plan (the “2001 Plan”). Under the 2001 Plan, the Board of Directors may authorize us to enter into agreements with senior officers to sell shares of our common stock to the senior officers in installments over a period of time for the market price of the common stock when the agreements are entered into. Purchases are timed to correspond to scheduled receipts of deferred compensation payments, but the senior officers’ obligations to purchase and pay for stock are not subject to the deferred compensation payments being received. The agreements bind us to sell shares, and the senior officers to purchase shares, for the agreed price, except that the agreement with a senior officer will terminate if the senior officer ceases to be employed by us. The maximum number of shares we may agree to sell under the 2001 Plan is 500,000. During 2003, senior officers entered into agreements to purchase 49,880 shares during 2004 through 2008 at a weighted average exercise price of $34.83 per share. During 2002, senior officers entered into agreements to purchase 62,298 shares during 2003 through 2007 at a weighted average exercise price of $36.09 per share. During 2001, senior officers entered into agreements to purchase 160,335 shares during 2002 through 2006 at a weighted average exercise price of $29.23 per share. During 2003 and 2002, 57,212 and 45,792 shares, respectively, were purchased by senior officers under the 2001 Plan at a weighted average exercise price of $30.90 and $29.11 per share, respectively.

We have elected to account for the 2001 Plan under APB Opinion No. 25 and related Interpretations. No compensation expense was recorded under APB Opinion No. 25 because the purchase price determined for the common stock equaled the market price of the common stock when the agreement was entered into and the deferred compensation payment amount was already recorded as compensation expense when it was earned.

“Pro forma” Information

As permitted by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” and SFAS No. 123, “Accounting for Stock-Based Compensation,” we continue to apply the accounting provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, with regard to the measurement of employee compensation cost for stock options and stock under the 2001 Plan. We determined this information using the fair value method of SFAS No. 123. The fair value of these options and stock granted under the 2001 Plan was determined at the date of grant using the Black-Scholes option-pricing model. The weighted average fair value per share of grants under these plans was $10.70, $11.77 and $11.52 as of November 30, 2003, 2002 and 2001, respectively.

The significant weighted average assumptions used for the years ended November 30, 2003, 2002 and 2001 follows:

	Years Ended November 30,
	2003	2002	2001
Dividend yield	0.13%	0.15%	0.18%
Volatility rate	0.33	0.36	0.45
Risk-free interest rate	2.48%	3.85%	4.88%
Expected option life (years)	2–7	2–7	2–7

The estimated fair value of the stock options, stock under the 2001 Plan and restricted stock is recognized in expense over the vesting periods for “pro forma” disclosures. The earnings per share “pro forma” for the effects of SFAS No. 123 is not indicative of the effects on reported net earnings for future years. For purposes of these calculations, we have excluded shares which may be delivered to participants in the Lennar Option Plan who exercise Lennar stock options, who are not employees and do not otherwise receive compensation from us. Our reported “pro forma” information for the years ended November 30, 2003, 2002 and 2001 follows:

	Years Ended November 30,
	2003	2002	2001
	(In thousands, except per share amounts)
Net earnings allocable to common stockholders	$75,513	104,824	97,622
Net earnings allocable to Class B common stockholders	34,069	39,054	37,491

Net earnings, as reported	$109,582	143,878	135,113

Add: Total stock-based employee compensation expense included in reported net earnings, net of related tax effects	4,552	2,158	2,089
Deduct: Total stock-based employee compensation expense determined under a fair value based method for all awards, net of related tax effects	(7,120)	(4,603)	(4,467)

Pro forma net earnings	$107,014	141,433	132,735

Earnings per share:
Basic–common stock–as reported	$3.87	4.43	4.18

Basic–common stock–pro forma	$3.78	4.36	4.10

Basic–Class B common stock–as reported	$3.48	3.99	3.76

Basic–Class B common stock–pro forma	$3.40	3.92	3.69

Diluted–as reported	$3.57	4.15	3.87

Diluted–pro forma	$3.48	4.08	3.80

In our opinion, existing stock-based compensation valuation models do not provide a reliable single measure of the fair value of stock-based compensation awards that have vesting provisions and are not transferable. In addition, these models require the input of highly subjective assumptions, including expected stock price volatility.

Savings Plan

The LNR Property Corporation Savings Plan (the “Savings Plan”) allows employees to participate and make contributions to our Savings Plan which are invested on their behalf. We may also make contributions to the Savings Plan for the benefit of employees. Participants in the plan self direct both salary deferral and employer matching contributions. We have 11 different options for participants to direct their contributions, one of which is LNR common stock. We record as compensation expense our contributions to the Savings Plan. We contributed $0.8 million, $0.6 million and $0.6 million to the Savings Plan during each of the years ended November 30, 2003, 2002 and 2001, respectively.

Employee Share Repurchase Plan

In January 2001, our Board of Directors approved the Employee Share Repurchase Plan (the “Repurchase Plan”). Under the Repurchase Plan, employees can request that we consider purchasing shares of common stock that the employees acquired through the exercise of stock options or whose common stock became non-forfeitable on a restricted stock vesting date. The Repurchase Plan was amended in 2002 to include Lennar Options (under the Lennar Option Plan) and stock purchased under the 2001 Plan. If the purchase is approved by the Board of Directors or a committee designated by the Board of Directors, we will purchase the shares at the market price on the applicable option exercise date, restricted share vesting date or stock purchase date. During 2003 and 2002, we repurchased 195,000 shares and 150,000 shares, respectively, of LNR common stock at a weighted average price per share of $34.01 and $34.98, respectively, under the Repurchase Plan.

Restrictions on Payments of Dividends

Our senior subordinated debt indenture and various credit agreements restrict our payment of dividends on both our common stock and Class B common stock. These restrictions limit dividends to a percentage of our cumulative net earnings and currently do not impact our ability to declare and pay dividends.

15. Related Party Transactions

A member of our Board of Directors who has voting control of us is also the President and Chief Executive Officer of Lennar. Our by-laws require that transactions between us and Lennar be approved by a Transaction Review Committee, which is entirely comprised of members of our Board, who are not directors, officers or employees of Lennar. Lennar is a partner with us in LandSource (see Note 9) and several other smaller partnerships.

Management Fees paid to LNR

During the years ended November 30, 2003, 2002 and 2001, we received management fees from the partnerships totaling $0.7 million, $1.8 million and $1.1 million, respectively, from managing these partnerships.

Management Fees paid to Lennar

During the years ended November 30, 2003, 2002 and 2001, Lennar received management fees and general contractor fees from the partnerships totaling $10.2 million, $10.5 million and $7.4 million, respectively, from managing these partnerships.

Purchases by LNR

In 2003 and 2001, we made no acquisitions of assets from Lennar or these partnerships. In 2002, we purchased land from one of these partnerships for $12.4 million and we purchased from Lennar a 50% interest in one of these partnerships for $8.1 million. In 2003, a joint venture in which both we and Lennar have a non-controlling interest purchased residential land from a LandSource entity for $71.0 million. All of these acquisitions approximated fair value.

Purchases by Lennar

In 2003, 2002 and 2001 Lennar purchased land from our jointly owned partnerships for $68.0 million, $83.0 million and $104.2 million, respectively. In 2003, Lennar purchased from us a 50% interest in one of our entities which owned an office building in California for $12.8 million. All of these acquisitions approximated fair value.

16. Commitments and Contingent Liabilities

We are subject to various claims, legal actions and complaints arising in the ordinary course of business. In our opinion, the disposition of these matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

We are subject to the usual obligations associated with entering into contracts for the purchase, development and sale of real estate, as well as the management of partnerships and special servicing of CMBS and B-notes in the routine conduct of our business.

We are obligated, under various types of agreements, to provide certain guarantees and other commitments, which totaled $193.7 million and $203.1 million at November 30, 2003 and 2002, respectively, none of which is reflected in our financial statements. Included in these amounts are commitments to fund capital contributions to unconsolidated partnerships required by partnership agreements or pursuant to approved annual business plans or tax credit applications related to our affordable housing business, which amounted to $26.1 million and $21.8 million at November 30, 2003 and 2002, respectively. Also included are guarantees, which totaled $167.6 million and $181.3 million at November 30, 2003 and 2002, respectively, which are discussed in Note 17.

We lease certain premises and equipment under non-cancelable operating leases with terms expiring through August 2010, exclusive of renewal option periods. Rent expense for the years ended November 30, 2003, 2002 and 2001 was $1.8 million, $2.1 million and $1.7 million, respectively. The annual aggregate minimum rental commitments under these leases are summarized as follows (in thousands): 2004–$2,186; 2005–$1,597; 2006–$1,423; 2007–$1,233; 2008–$1,019 and thereafter–$1,764.

17. Guarantees

In the ordinary course of business, we provide various guarantees which are included under the recognition, measurement and disclosure provisions of FIN No. 45, including: (i) standby letters of credit, generally to enhance credit or guarantee our performance under contractual obligations; (ii) guarantees of debt, generally in order for unconsolidated partnerships in which we own interests to obtain financing for the acquisition and development of their properties; (iii) limited maintenance guarantees, generally to certain of our partnerships’ lenders, which may require us to provide funds to partnerships to maintain a required loan-to-value ratio or upon default by the borrower; (iv) surety bond reimbursement guarantees, generally related to our affordable housing syndications or to support our development obligations under development agreements with municipalities, and (v) guarantees in connection with our syndication of affordable housing tax credits, generally to provide additional funding to cover operating cash flow deficiencies, maintain specified debt service coverage ratios and cover financing shortfalls to projects upon completion if the projects’ permanent financing is insufficient to repay the projects’ construction loans. These guarantees have varying expiration dates ranging from less than one year to 38 years, and total $167.6 million at November 30, 2003. The fair value of these types of guarantees issued after December 31, 2002, was not material. In accordance with SFAS No. 5, “Accounting for Contingencies,” we have recorded $1.7 million of liabilities related to obligations under certain guarantees at November 30, 2003, where payments are considered both probable and reasonably estimable. In accordance with SFAS No. 66, “Accounting for Sales of Real Estate,” we have also recorded $3.8 million of liabilities representing our maximum exposure to loss under non-operating guarantees and operating guarantees of an extended duration which we provided at the time of sale of certain partnership interests in affordable housing communities, even though we do not expect to be required to perform under these guarantees.

18. Segment Reporting

We assess our performance and allocate capital principally on the basis of three lines of business: (i) real estate properties, (ii) real estate loans and (iii) real estate securities.

Real estate properties include rental office buildings, apartment communities, industrial/warehouse facilities, hotels, retail centers and land that we acquire, develop, redevelop or reposition. Our primary sources of earnings from real estate properties are our rental revenue and gains on sales of those properties. Additionally, we recognize equity in earnings of unconsolidated partnerships that own, manage and sell real estate properties and in some cases, earn fees from managing those partnerships. Operating expenses include the direct costs of operating the real estate properties, the related depreciation and the overhead associated with managing the properties and partnerships. In the normal course of our business, we acquire, develop, redevelop, or reposition real estate properties, and then dispose of those properties when we believe they have reached optimal values. In accordance with SFAS No. 144, we reflect the historical operating results of properties sold or held for sale after November 30, 2002 as discontinued operations in our consolidated statements of earnings and their assets and liabilities as “held for sale” in our consolidated balance sheets for periods prior to their sale. See Note 20 for further discussion of assets held for sale.

Real estate loans include direct lending activities in unique high-yielding situations and investments in loan portfolios acquired at a discount owned primarily through partnerships and the related loan workout operations. Our primary source of earnings from real estate loans include interest income on loan investments, equity in earnings of unconsolidated partnerships and management fees earned from those partnerships. Operating expenses include the overhead associated with servicing the loans and managing the partnerships.

Real estate securities include unrated and non-investment grade rated subordinated CMBS, which are collateralized by pools of mortgage loans on commercial and multi-family residential real estate properties. We perform “special servicing” for the loans underlying such investments. Special servicing is the business of managing and working out the problem assets in a pool of commercial mortgage loans. Our primary source of earnings from real estate securities is the interest income earned on our CMBS investments and gains on sales of such investments. Additionally, we recognize equity in earnings of unconsolidated partnerships that own CMBS. We also earn special servicing fees from acting as special servicer for CMBS transactions, and earn management fees for managing the partnerships. Operating expenses include the overhead associated with managing the investments and the partnerships and costs of the special servicing activities.

Revenues, expenses and assets are accounted for in accordance with the accounting policies set forth in Note 1. Revenues and non-overhead expenses for each business line are those that relate directly to those operations. Overhead expenses, such as administrative expenses, are allocated directly to each business line based on our best estimates of the resources utilized in the management and operations of each business line. Total assets are those assets directly used in our operations in each line of business. Corporate assets consist principally of cash and cash equivalents and other assets. There are no significant transfers between business lines.

The following tables detail our financial performance by these three lines of business for the years ended November 30, 2003, 2002 and 2001:

	Year Ended November 30, 2003
	Real Estate Properties	Real Estate Loans	Real Estate Securities	Corporate and Interest	Total
	(In thousands)
Revenues
Rental income	$75,076	—	—	—	75,076
Management and servicing fees	3,732	1,836	35,659	—	41,227

Total revenues	78,808	1,836	35,659	—	116,303

Other operating income
Equity in earnings of unconsolidated partnerships	54,055	101	(2,182)	—	51,974
Interest income	1,132	49,438	107,311	—	157,881
Gains on sales	16,744	—	52,667	—	69,411
Lease termination fee	15,115	—	—	—	15,115
Other, net	16	452	(1,523)	—	(1,055)

Total other operating income	87,062	49,991	156,273	—	293,326

Costs and expenses
Cost of rental operations	42,085	—	—	—	42,085
General and administrative	30,387	4,329	24,074	28,957	87,747
Depreciation	15,806	—	—	—	15,806
Impairment of long-lived assets	15,050	—	—	—	15,050
Minority interests	(233)	—	7	—	(226)
Interest	—	—	—	91,777	91,777
Loss on early extinguishment of debt	—	—	—	28,672	28,672

Total costs and expenses	103,095	4,329	24,081	149,406	280,911

Earnings from continuing operations before income taxes	62,775	47,498	167,851	(149,406)	128,718

Earnings from discontinued operations before income taxes	50,885	—	—	(13,570)	37,315

Earnings before income taxes	$113,660	47,498	167,851	(162,976)	166,033

Total assets	$1,053,839	468,394	1,015,113	95,668	2,633,014

	Year Ended November 30, 2002
	Real Estate Properties	Real Estate Loans	Real Estate Securities	Corporate and Interest	Total
	(In thousands)
Revenues
Rental income	$79,175	—	—	—	79,175
Management and servicing fees	4,042	1,347	26,593	—	31,982

Total revenues	83,217	1,347	26,593	—	111,157

Other operating income
Equity in earnings of unconsolidated partnerships	29,383	3,861	13,117	—	46,361
Interest income	1,513	39,594	139,654	—	180,761
Gains on sales	51,516	—	47,221	—	98,737
Other, net	75	46	(1,379)	—	(1,258)

Total other operating income	82,487	43,501	198,613	—	324,601

Costs and expenses
Cost of rental operations	41,123	—	—	—	41,123
General and administrative	26,860	4,504	20,575	25,342	77,281
Depreciation	17,859	—	—	—	17,859
Minority interests	98	1,110	15	—	1,223
Interest	—	—	—	86,881	86,881

Total costs and expenses	85,940	5,614	20,590	112,223	224,367

Earnings from continuing operations before income taxes	79,764	39,234	204,616	(112,223)	211,391
Earnings from discontinued operations before income taxes	11,491	—	—	(9,729)	1,762

Earnings before income taxes	$91,255	39,234	204,616	(121,952)	213,153

Total assets	$1,123,214	441,652	1,248,709	21,299	2,834,874

	Year Ended November 30, 2001
	Real Estate Properties	Real Estate Loans	Real Estate Securities	Corporate and Interest	Total
	(In thousands)
Revenues
Rental income	$93,803	—	—	—	93,803
Management and servicing fees	7,448	3,732	25,131	—	36,311

Total revenues	101,251	3,732	25,131	—	130,114

Other operating income
Equity in earnings of unconsolidated partnerships	25,796	4,554	44,802	—	75,152
Interest income	1,969	43,728	135,594	—	181,291
Gains on sales	64,281	—	9,717	—	73,998
Other, net	—	136	(954)	—	(818)

Total other operating income	92,046	48,418	189,159	—	329,623

Costs and expenses
Cost of rental operations	49,374	—	—	—	49,374
General and administrative	29,998	5,167	15,210	24,023	74,398
Depreciation	22,287	—	—	—	22,287
Minority interests	243	2,232	61	—	2,536
Interest	—	—	—	104,522	104,522

Total costs and expenses	101,902	7,399	15,271	128,545	253,117

Earnings from continuing operations before income taxes	91,395	44,751	199,019	(128,545)	206,620
Earnings from discontinued operations before income taxes	5,695	—	—	(5,972)	(277)

Earnings before income taxes	$97,090	44,751	199,019	(134,517)	206,343

Total assets	$1,037,098	398,614	1,355,923	45,012	2,836,647

All of our operations and long-lived assets are geographically located in the United States and Europe at November 30, 2003. At November 30, 2003 and 2002, our total long-lived assets located in Europe were $125.1 million and $81.2 million, respectively.

19. Transition Disclosures for Variable Interest Entities

We have evaluated all of our investments and other interests in entities created before February 1, 2003, that may be deemed VIEs under the provisions of FIN No. 46. These included interests in CMBS, investments in certain mezzanine loans and investments in real estate joint ventures. The interests we own in CMBS are with qualifying special-purpose entities, which are exempted from consolidation under the provisions of FIN No. 46. Therefore, none of our interests in CMBS require consolidation. Our investments in mezzanine loans did not constitute VIEs, except for one mezzanine loan which is a VIE due to disproportionate voting and economic rights. For this loan, however, because we did not absorb the majority of the expected losses, we were not the primary beneficiary and therefore consolidation was not required. Twenty-one of our real estate joint ventures are VIEs due to disproportionate voting and economic rights. Based on our current understanding of FIN No. 46, we expect to consolidate these twenty-one real estate joint ventures into our financial statements as of May 31, 2004. Their assets and liabilities will be measured at their carrying values. As of November 30, 2003, these twenty-one real estate joint ventures have total assets of approximately $288.9 million and total mortgage notes and other debts payable of approximately $142.6 million. Our maximum exposure to loss in these real estate joint ventures represents our recorded investment in these assets of approximately $111.3 million and the guarantees we provided to these entities of approximately $25.9 million, at November 30, 2003. The adoption of FIN No. 46 will not impact our net earnings.

20. Assets Held for Sale

In the normal course of our business, we acquire, develop, redevelop, or reposition real estate properties, and then dispose of those properties when we believe they have reached optimal values. In accordance with SFAS No. 144, after November 30, 2002, we reflect the historical operating results of properties sold or held for sale as well as our gain on sale from these properties as discontinued operations in our consolidated statements of earnings and their assets and liabilities as held for sale in our consolidated balance sheets for periods prior to their sale. We have reclassified the assets and liabilities related to several properties sold or held for sale since our adoption of SFAS No. 144 on December 1, 2002, as held for sale in our consolidated balance sheets prior to their sale date, and their historical operating results, as well as the gain on sale, as discontinued operations in our consolidated statements of earnings for periods prior to their sale.

Assets held for sale and liabilities related to assets held for sale were comprised of the following at November 30, 2003 and 2002:

	November 30,
	2003	2002
	(In thousands)
Assets
Operating properties and equipment, net	$157,535	293,975
Other assets	2,294	17,760

Total assets	$159,829	311,735

Liabilities
Accounts payable	$847	1,636
Accrued expenses and other liabilities	9,208	8,224
Mortgage notes and other debts payable	86,250	235,370

Total liabilities	$96,305	245,230

The results of discontinued operations for the years ended November 30, 2003, 2002 and 2001 related to assets that had been sold or were held for sale after November 30, 2002, were as follows:

	Years Ended November 30,
	2003	2002	2001
	(In thousands)
Rental income	$38,277	36,251	17,866
Management fees	—	—	29
Interest income	55	58	48
Gains on sales of real estate	43,578	—	—
Other, net	15	1	—

Total revenues and other operating income	81,925	36,310	17,943

Cost of rental operations	23,142	17,693	9,268
Depreciation	7,917	7,127	2,980
Minority interests	(19)	(1)	—
Interest	13,570	9,729	5,972

Total costs and expenses	44,610	34,548	18,220

Earnings (loss) before income taxes	37,315	1,762	(277)
Income taxes	13,904	(62)	(568)

Net earnings	$23,411	1,824	291

21. Subsequent Events

The Newhall Land and Farming Company Acquisition

In November 2003, we and Lennar each contributed our 50% interests in jointly owned entities that had significant assets to a new limited liability company named LandSource Communities Development LLC (“LandSource”), in exchange for 50% interests in LandSource. In addition, in July 2003, we and Lennar formed, and obtained 50% interests in, NWHL Investment LLC (“NWHL”), which in January 2004 purchased The Newhall Land and Farming Company for approximately $1.0 billion. In order to enable NWHL to pay the acquisition price of Newhall Land, Lennar and we each contributed $200 million, and LandSource and NWHL jointly obtained $600 million of bank financing commitments, of which $400 million was used by NWHL to pay part of the acquisition price of Newhall Land. The remainder of the acquisition price was paid with proceeds from a sale of income producing properties from Newhall Land to us for $217 million. We are not obligated with regard to the borrowings of LandSource and NWHL, except that we and Lennar have committed to complete any property development commitments on which LandSource and NWHL default and have guaranteed that, in the event of fraud or similar unlawful activities by the borrowers, or distributions by the borrowers that are not permitted by the loan documents, we will pay the lenders the amount of any resulting damages they suffer and we will pay anything that is required to reduce the loan balances to specified percentages of the appraised values of the properties that secure the borrowings.

Proposed Sale

On August 29, 2004, we entered into a merger agreement with a newly formed company, which will be majority owned by funds managed by Cerberus Capital Management, L.P. and other investors selected by Cerberus, under which holders of our common stock and Class B common stock will receive $63.10 per share in cash and we will become indirectly wholly owned by the newly formed company, Riley Property Holdings.

The transaction will require approval by the holders of a majority in voting power of LNR’s stock. Stuart A. Miller, Chairman of the LNR Board of Directors, partnerships owned by his family and a trust of which he is a primary beneficiary, together own shares carrying the power to cast approximately 77% of the votes that can be cast with regard to the transaction. Mr. Miller, the partnerships and the trust have agreed to vote their shares in favor of the merger as long as our Board of Directors and a special committee of our Board continue to recommend the transaction.

Mr. Miller, the partnerships owned by his family, and the trust have also agreed to acquire an approximately 20.4% interest in Riley Property Holdings. Other members of our management have agreed to acquire an additional approximately 4.6% interest in Riley Property Holdings. The purchase price per unit to be paid by Mr. Miller, the partnerships owned by his family, the trust and management for their interests in Riley Property Holdings will be the same as the price to be paid by the Cerberus funds.

In addition to being subject to approval by the holders of a majority of our shares, the consummation of the transaction is subject to regulatory approvals, consents or waivers under agreements, completion of the Miller family and management investments in Riley Property Holdings, and other customary closing conditions. The merger is expected to be completed early in 2005.

In September 2004, four class action lawsuits (three of which have been consolidated) seeking declaratory and injunctive relief and monetary damages, were filed against us and the members of our Board of Directors. The remaining class action lawsuit has been stayed pending resolution of the consolidated class action lawsuits. Each of these lawsuits alleges, among other things, that the terms of the sale transaction are unfair to our stockholders, that the consideration to be paid to our stockholders is inadequate, and that our Board of Directors breached its fiduciary duties to our stockholders. Each of them states that the allegedly unfair terms and inadequate consideration were intended to benefit the Miller family through their investment in Riley Property Holdings. We intend to vigorously defend these actions. It is not possible at this time to predict the outcome of these actions, and accordingly we have not made any provisions for them in our financial statements.

22. Quarterly Data (Unaudited)

The following table represents unaudited supplemental quarterly financial information for the years ended November 30, 2003 and 2002:

	First	Second	Third	Fourth
	(In thousands, except per share amounts)
2003
Revenues and other operating income	$103,390	76,437	127,050	102,752
Earnings before income taxes	$47,350	16,811	40,197	24,360

Earnings from continuing operations, net of taxes	$30,364	12,638	26,818	16,351
Earnings from discontinued operations, net of taxes	4,429	12,179	3,512	3,291

Net earnings	$34,793	24,817	30,330	19,642

Earnings per share–basic–common stock:
Continuing operations	$0.98	0.46	0.98	0.60
Discontinued operations	0.14	0.45	0.12	0.12

Net earnings per share–basic–common stock	$1.12	0.91	1.10	0.72

Earnings per share–basic–Class B common stock:
Continuing operations	$0.88	0.42	0.88	0.54
Discontinued operations	0.13	0.39	0.11	0.10

Net earnings per share–basic–Class B common stock	$1.01	0.81	0.99	0.64

Earnings per share–diluted:
Continuing operations	$0.92	0.43	0.89	0.54
Discontinued operations	0.14	0.41	0.12	0.11

Net earnings per share–diluted	$1.06	0.84	1.01	0.65

2002
Revenues and other operating income	$95,712	101,425	135,123	103,498
Earnings before income taxes	$41,239	45,410	79,180	45,562

Earnings from continuing operations, net of taxes	$27,896	30,687	53,258	30,213
Earnings from discontinued operations, net of taxes	404	807	421	192

Net earnings	$28,300	31,494	53,679	30,405

Earnings per share–basic–common stock:
Continuing operations	$0.85	0.93	1.62	0.96
Discontinued operations	0.02	0.03	0.02	0.01

Net earnings per share–basic–common stock	$0.87	0.96	1.64	0.97

Earnings per share–basic–Class B common stock:
Continuing operations	$0.77	0.84	1.46	0.86
Discontinued operations	0.01	0.02	0.01	0.01

Net earnings per share–basic–Class B common stock	$0.78	0.86	1.47	0.87

Earnings per share–diluted:
Continuing operations	$0.80	0.87	1.53	0.90
Discontinued operations	0.01	0.02	0.01	0.01

Net earnings per share–diluted	$0.81	0.89	1.54	0.91

Quarterly and year-to-date computations of per share amounts are made independently; therefore, the sum of per share amounts for the quarters may not equal per share amounts for the year.

The quarterly financial data has been restated in accordance with SFAS No. 144 to reflect the historical results of operating properties sold or held for sale as discontinued operations for periods prior to their sale (see Note 20).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LNR Property Corporation

Dated: December 15, 2004

	By:	/s/ Shelly Rubin
	Name:	Shelly Rubin
	Title:	Vice President and Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent on Independent Registered Public Accounting Firm

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-70965 on Form S-8, No. 333-58160 on Form S-8, No. 333-108806 on Form S-8 and No. 333-104494 on Form S-3 of LNR Property Corporation of our report dated February 25, 2004, except for Notes 1, 7, 8, 10, 11, 13, 14, 18, 20 and 21, as to which the date is December 15, 2004, on the consolidated financial statements of LNR Property Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets) appearing in this Current Report on Form 8-K of LNR Property Corporation dated December 15, 2004.

DELOITTE & TOUCHE LLP

Miami, Florida

December 15, 2004